                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
                                 AMENDMENT NO. 4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   Xfone, Inc.
                 (Name of small business issuer in its charter)

       Nevada                       7389                       Applied for
  (State or other              (Primary Standard            (I.R.S. Employer
  jurisdiction of                 Industrial                 Identification
  incorporation or              Classification                  Number)
   organization)                 Code Number)

c/o Swiftnet Ltd. Britannia House
960 High Road,                                                     N/A
London, United Kingdom  N12 9RY

(Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code:  011.44.2084469494

                     The Corporation Trust Company of Nevada
                                  6100 Nell Rd
                                    Suite 500
                                  Reno NV 89511

            (Name, address and telephone number of agent for service)

            477,800 SHARES ARE BEING OFFERED BY SELLING SHAREHOLDERS

                               Communications to:
                            Brenda Lee Hamilton, Esq.
                         Hamilton, Lehrer & Dargan P.A.
                        555 S. Federal Highway, Suite 270
                            Boca Raton, Florida 33432

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act of 1933, check the following box and list the
Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act of 1933, check the following box and list the
Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE (1)(2)

 Title of each class                                                      Amount of
 of securities        Amount to be  Offering price    Aggregate offering  registration
 to be registered     registered    per share         price               fee

 Common Stock,        477,800        $3.50            $1,672,300          $399.68
  $.001 par value

(1)    Estimated solely to calculate the registration fee pursuant to Rule 457.
(2)    Selling shareholders hold all of the shares that we are registering.
       The selling shareholders will be required to sell their shares at $3.50 per share.  We will not receive proceeds from the sale of shares from the selling shareholders.

                            ------------------------

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the
Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. Our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          The date of this preliminary prospectus is December 28, 2001
                 SUBJECT TO COMPLETION, DATED DECEMBER 28, 2001

PROSPECTUS
                                   Xfone, Inc.

Our current shareholders are offering 477,800 shares of our common stock.

The selling shareholders will be required to sell their shares at $3.50 per share. We will pay all expenses of registering the securities.

Our common stock is not now listed on any national securities exchange, the
NASDAQ stock market or the Over the Counter Bulletin Board.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY
PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                                 Offering Information
-------------------------------------------------------------------------------

                Price to     Underwriting     Estimated     Proceeds to
                Public(1)    Discounts and    Offering      Company(4)
                             Commissions(2)   Expenses(3)
-------------------------------------------------------------------------------
Per Share       $3.50           N/A             N/A           N/A
-------------------------------------------------------------------------------
Total           $0.0           $0.0            $0.0          $0.0
-------------------------------------------------------------------------------

(1) The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities. The offering price for the selling shareholders' shares has been determined solely by management.
(2) Selling Shareholders hold all of the shares that we are registering. Because we are not selling any of our shares, there are no underwriting commissions involved in this offering.
(3) Does not include offering costs, including filing, legal, and accounting estimated at $127,899.68. We have agreed to pay all the costs of this offering.
Selling security holders will pay no offering expenses.
(4) We will not receive proceeds from the sale of shares from the selling shareholders.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to sell these securities in any state where the offer or sale is not permitted.

          The date of this preliminary prospectus is December 28, 2001

                                TABLE OF CONTENTS

                                                                            Page

PART I - INFORMATION REQUIRED IN PROSPECTUS

  Changes in and Disagreements with Accountants on
     Accounting and Financial Disclosure .................................... 51

                     SUMMARY INFORMATION AND RISK FACTORS
                               PROSPECTUS SUMMARY

This prospectus contains statements about our future business operations that involve risks and uncertainties. Our actual results could differ significantly from our anticipated future operations, because of many factors, including those identified under the "Risk Factors" Section of this prospectus beginning on page
7. The prospectus summary contains a summary of all material terms of the prospectus. You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the
Financial Statement Section beginning on page F-1, before making an investment decision. In addition, you should consult you tax, legal, or business advisor before making an investment.

                          HOW OUR COMPANY IS ORGANIZED

We were incorporated in the State of Nevada on September 1, 2000 in order to acquire Swiftnet, Ltd. and to conduct Swiftnet's telecommunications business.
Swiftnet was incorporated under the laws of the United Kingdom on February 12,
1990. We acquired Swiftnet on October 4, 2000. The acquisition was accomplished through a share exchange in which we acquired all of Swiftnet's issued and outstanding stock in exchange for 2.4 million shares of our newly issued common stock. At the time of the share exchange our 2.4 million shares represented 55%
of our issued shares. As a result of the share exchange, Swiftnet became our subsidiary and the members of Swiftnet's board of directors were appointed to our board of directors and Swiftnet's officers became our officers. We are authorized to issue 25,000,000 shares of common stock of which 5,000,000 shares are issued and outstanding. We are authorized to issue 50,000,000 shares of preferred stock of which no shares are issued and outstanding.

                              WHERE YOU CAN FIND US

Our principal executive offices are located at Britannia House, 960 High Road,
London, United Kingdom N12 9RY.  Our telephone number is 011.44.2084469494.

                               ABOUT OUR BUSINESS

We provide long distance voice and data communications services solely through our subsidiary, Swiftnet, Ltd, which has conducted communications service operations in the United Kingdom since 1990. Our telecommunications services include providing telephone, facsimile, and e-mail methods of communications.
Our customers are located in over 75 countries in Europe, Australia, North
America, South America, Asia, and Africa. Approximately 75% of our revenues are derived from our customers located in the United Kingdom.

Our services include home and business telephone services utilizing access numbers and calling cards. We also provide e-mail and facsimile messaging services, including multiple facsimile distributions, e-mail to facsimile and facsimile to e-mail services. Our future services primarily include creating an
Internet-based customer service and billing interface to include on-line registration, account control, payment and billing functions and information retrieval. We also plan to establish our services in other countries worldwide.
In addition, we plan to resell cellular telephone services of other carriers.

THE OFFERING:
As of the date of this prospectus, we had 5,000,000 shares of common stock issued and outstanding and no shares of preferred stock outstanding. This offering is comprised entirely of shares of our common stock held by our selling shareholders.

Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the selling shareholders' securities. We anticipate offering expenses of approximately $200,000.

The selling shareholders are offering 477,800 shares of our common stock. The selling shareholders will be required to sell their shares at $3.50 per share.
We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholders.

                    Selected Historical Financial Information

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

IN BRITISH POUNDS
                                                     December 31 (£)
                                            2000          1999          1998
                                          Audited       Audited       Audited

REVENUES                                1,354,746       758,846       652,964
OPERATING PROFIT(LOSS)                     97,687        49,469         2,669
NET INCOME(LOSS)                           69,559        39,159        (1,282)
BASIC NET INCOME(LOSS) PER SHARE             0.02          0.01          0.00
TOTAL ASSETS                              968,544       470,250       348,993
LONG-TERM DEBT                             40,676        22,981           317

IN UNITED STATES DOLLARS
                                                      December 31
                                            2000          1999          1998

Revenues                                2,022,009     1,132,606       972,916
Operating profit                          145,810        73,834         3,976
Net Income (loss)                         103,828        58,446        (1,910)
Basic net Income per Share                  0.037         0.021
Total Assets                            1,445,580       701,865       520,000
Long Term Debt                             60,710        34,300           472

                                       Three Month Ended September 30
                               2001          2000         2001         2000
                                  British Pounds       United States Dollars
                             Unaudited                  Unaudited

Revenues                      674,112       394,456      963,980      564,072
Operating Profit               62,949        28,591       90,017       40,885
Net Income (loss)              49,769        19,133       71,170       27,360
Basic net Income per Share       0.01           -           0.02         0.01

                                       Nine Month Ended September 30
                               2001          2000         2001        2000
                                  British Pounds       United States Dollars
                             Unaudited                  Unaudited

Revenues                    1,783,035       972,012    2,549,740    1,389,983
Operating Profit              188,553        64,783      269,631       92,640
Net Income                    145,987        43,649      208,761       62,418
Basic net Income per Share       0.03          0.01         0.04         0.01
Total Assets                1,629,721          -       2,330,501         -
Long term debt                 34,934          -          60,710         -

                                  RISK FACTORS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES
A HIGH DEGREE OF RISK. WE CANNOT ASSURE PROSPECTIVE INVESTORS THAT WE WILL
CONTINUE OPERATIONS, GENERATE REVENUES, OR MAKE A PROFIT IN THE FUTURE. NO
PURCHASE OF THE COMMON STOCK SHOULD BE MADE BY ANY PERSON WHO CANNOT AFFORD A
TOTAL LOSS OF HIS OR HER INVESTMENT

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

If Worldcom International Ltd.'s agreement to provide us with telephone routing and switching services is terminated, our financial condition may be adversely affected.
Should our agreement with WorldCom International, Ltd., our primary provider of telephone routing and switching services, be terminated, we would attempt to secure new agreements with providers or we would have to reprogram the systems for our direct access customers, from the WorldCom switch to another provider.
The occurrence of either event may cause disruptions in service, prolonged interruptions, or a cessation of our customer services, all of which could negatively affect our revenues and potential profitability. For more detailed information regarding our agreement with WorldCom International, please see our
"Description of Business" Section at page 28.

We are subject to extensive foreign regulation, foreign jurisdiction, foreign political events or upheavals that may lead to increased costs and decreased revenues.
Our business operates in at least 75 countries, all of which have different regulations, standards and controls related to licensing, telecommunications, import/export, currency and trade. In addition, some foreign countries where we provide telecommunications services may be subject to economic upheavals or political crisis, instability or political changes in control. Our compliance with foreign rules and regulations or responses to political/economic events may lead to increased costs of doing business or reduced revenues from having to decrease or eliminate our business in certain foreign countries, all of which may negatively affect our potential profitability. For more detailed information regarding our foreign business, please see our "Description of Business" Section at page 28.

If our information and billing systems do not keep pace with our operational growth, our revenues and customer base will be adversely affected.
Over the past two years, our business has at least doubled. We now handle at least 1,000,000 transactions on a daily basis with over 2000 customers located in 75 countries. Accordingly, our information and billing systems are under increasing stress. If we fail to maintain and improve efficient information and billing systems or if these systems do not keep pace with our growth, our revenues and customer base will materially decrease.

If we need financing, but are unable to obtain it to support our expansion plans, we will have to curtail our expansion plans and the value of your investment may be negatively affected.
Our future business will involve substantial costs, primarily those costs associated with establishment of an Internet-based customer service and billing interface to include on-line registration, full account control, payment and billing information retrieval. If our revenues are insufficient to establish or market our Internet-based services, we may need traditional bank financing or financing from debt or equity offerings. However, if we are unable to obtain financing when needed, we may be forced to curtail our operations and our future growth plans, which could negatively affect our revenues and potential profitability and the value of your investment.

The demand for our services fluctuates during certain periods which will negatively affect our revenues and stock price and make it difficult for you to determine whether our business will be successful.
Our business is characterized by a lower demand for our services during the months of April, August and December. Because our revenues will correspond to our demand, our revenues will be negatively affected during those months and may reflect lower earnings. This could negatively affect our stock price and lower the value of your investment in our common stock and make it difficult for you to assess whether our business will be successful.

Our management decisions are made by our founder and Chairman of our Board of
Directors, Abraham Keinan, and our President/Chief Executive Officer, Guy
Nissenson; if we lose their services, our operations will be negatively impacted.
The success of our business is dependent upon the expertise of our Chairman of the Board, Abraham Keinan, and our President/Chief Executive Officer, Guy
Nissenson. Because Messrs. Keinan and Nissenson are essential to our operations, you must rely on their management decisions. Messrs. Keinan and Nissenson will continue to control our business affairs after the offering. We have not entered into any agreement with Messrs. Keinan or Nissenson that would prevent them from leaving our company, nor have we obtained any "key man" life insurance relating to them. There is no assurance that we would be able to hire and retain another
Chairman of the Board or President/Chief Executive Officer with comparable experience. As a result, the loss of either Mr. Keinan's or Mr. Nissenson's services would have a materially adverse affect upon our business.

Approximately eight to ten percent of our revenues were derived from one customer during the period from 1999 to 2000; should this customer cease to use our services, our revenues will be adversely affected.
During 1999 and 2000, the United Nations World Economic Forum, located in
Switzerland, accounted for approximately ten percent and eight percent of our revenues, respectively. We do not have any long-term contracts, commitments or arrangements with them. Should this customer cease to use our services in the future, our revenues will significantly decline.

Our management has significant control over stockholder matters, which may affect the ability of minority stockholders to influence our activities.
Collectively, our officers/directors beneficially own approximately 87% of our outstanding common stock. As such, our officers/ directors and their family members control the outcome of all matters submitted to a vote by the holders of our common stock, including the election of our directors, amendments to our certificate of incorporation and approval of significant corporate transactions.
Additionally, our officers/directors could delay, deter or prevent a change in our control that might be beneficial to our other stockholders.

Our operations are subject to possible conflicts of interest; there are no assurances that we will resolve these conflicts in a manner favorable to our minority shareholders.
Our officers/directors are involved in other business activities and may, in the future, become involved in such other business opportunities. If other business opportunities become available, our officers/directors may face a conflict in selecting between our business objectives and their own. We have not formulated a policy for the resolution of such conflicts. Future transactions or arrangements between or among our officers, directors and shareholders, and companies they control, may result in conflicts of interest, which may have an adverse affect on the rights of minority shareholders, our operations and our financial condition.

Our operations are subject to possible conflicts of interest regarding
Swiftnet's agreements with Campbeltown Business, Ltd. and Abraham Keinan; there are no assurances that we will resolve these conflicts in a manner favorable to our minority shareholders.
During May 1999 Swiftnet, Ltd entered into a renewable consulting agreement with
Campbeltown Business, Ltd., a privately held company that is owned by our
President/Chief Executive Officer, Guy Nissenson, and his family. This agreement provides for cash payments to Campbeltown, Ltd. based upon Swiftnet attaining certain revenue levels. During June 2000, Swiftnet, Ltd. entered into a Stock
Purchase Agreement with our Chairman of the Board, Abraham Keinan, and
Campbeltown. This agreement provides for compensation to Cambeltown, Ltd. in the form of options and stock, including an outstanding option to acquire a 10%
interest in Swiftnet for $200,000. In addition, this agreement also prohibits us from issuing additional shares or equity rights without a written agreement from
Campbeltown, and grants them under certain conditions a right of first refusal on any securities offering we conduct until December 31, 2005. These agreements were not negotiated at "arms length" and are subject to potential conflicts of interest that may not be resolved in a manner favorable to our minority shareholders. These agreements will enable Campbeltown to exert significant influence over our future operations, including our future equity financing transactions. You should be aware that any stock issuances to Campbeltown will dilute your percentage stock ownership. For more detailed information regarding these agreements, please see our "Organization within the Last Five Years"
Section at page 23.

Because our common stock is considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.
If our common stock becomes tradable in the secondary market, we may be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. For additional details concerning the disclosure requirements under the penny stock rules, see the section entitled Penny Stock Considerations at page 48 below.

U.S. investors may have trouble in attempting to enforce liabilities based upon
U.S. federal securities laws against us and our subsidiary, Swiftnet, and its
non-U.S. resident directors.
Our operations are conducted through our subsidiary, Swiftnet, Ltd., which is incorporated and located in the United Kingdom. Accordingly, all of our assets are located outside the United States. In addition, all of our directors are foreign citizens. As a result, it may be difficult or impossible for United
States investors to serve process within the United States upon us or to enforce judgment upon us for civil liabilities in United States courts.

Certain Nevada corporation law provisions could prevent a potential takeover of us which could adversely affect the market price of our common stock or deprive you of a premium over the market price.
We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the market price of our common stock.
Because Nevada corporation law requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us. Nevada corporate law also discourages proxy contests making it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board of directors.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains "forward looking statements" which you should read and interpret with caution. Some of the statements in this prospectus are "forward looking statements". These forward looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward looking statements. These factors include, among others, the factors set forth under "Risk Factors." The words "believe," "expect," "anticipate," "intend," and
"plan" and similar expressions identify forward looking statements. We caution you not to place undue reliance or make your investment decision based on any forward-looking statements. We undertake no obligation to update or revise any of the forward-looking statements in this document to reflect any future events or developments.

                                       10

USE OF PROCEEDS

Not Applicable. We will not receive any proceeds from the sale of the securities by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders'
shares. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement.
All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders.

-------------------------------------------------------------------------------------------------------------
                                                                  Amount
                                                 Beneficially     Beneficially    Amount     Percentage
Owner                  Business Nature of        Relationship     Owned Prior     To Be      Before/After
Name                   Companies and Businesses  With Issuer      To Offering     Offered    Offering
-------------------------------------------------------------------------------------------------------------

A. J. Benson Limited   Textile / Clothing                                 200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Adminland Ltd.         Real Estate                                        400         400       0.008%/0
-------------------------------------------------------------------------------------------------------------
Agrafiotis,                                      Employee                 800         800       0.016%/0
Konstantinos
-------------------------------------------------------------------------------------------------------------
Alter A., J.                                                              100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Analysis               Software consultancy &                             100         100       0.002%/0
International Ltd.     supply
-------------------------------------------------------------------------------------------------------------
Asia Centre Plc        Real Estate                                        200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Aviv Plastics Limited  Plastics                                           200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------

                                       11

(Selling Shareholders Cont'd)

-------------------------------------------------------------------------------------------------------------
B & B Import Export    Import & Export Commerce                           100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Beeton, Sandra                                   Former Employee          500         500       0.010%/0
-------------------------------------------------------------------------------------------------------------
Binoray Ltd.           Shipping & Forwarding                              200         200       0.004%/0
                       Agents
-------------------------------------------------------------------------------------------------------------
BLD Agencies Ltd.      Textile / Clothing                                 200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Brittany Plant Ltd.    Plant & Machinery                                  200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
C K Business Systems   Telecommunication                                  300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
C.E.R. Ltd             Business & management                              100         100       0.002%/0
                       consultancy
-------------------------------------------------------------------------------------------------------------
Charitan, Mordechay                                                     70000       70000       1.400%/0
-------------------------------------------------------------------------------------------------------------
China Associates Ltd.  Trading & Investment                               100         100       0.002%/0
                       Services
-------------------------------------------------------------------------------------------------------------
Cohen L., A.                                                              100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
D M Q A Technical      Technical Services                                 200         200       0.004%/0
Services(UK)
-------------------------------------------------------------------------------------------------------------
Danielli, Rami                                                          50000       50000       1.000%/0
-------------------------------------------------------------------------------------------------------------
Dargan, Howard         Attorney                  Attorney               20000       20000       0.004%/0
-------------------------------------------------------------------------------------------------------------
Dasons Computers Ltd.  Computer Consultants                             20000       20000       0.400%/0
-------------------------------------------------------------------------------------------------------------
Direct Bargain         Import/Export                                      200         200       0.004%/0
Supplies Ltd.
-------------------------------------------------------------------------------------------------------------
Dury, Charlie                                    Agent                    300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Ebert, Herman                                    Agent                   2500        2500       0.050%/0
-------------------------------------------------------------------------------------------------------------
Elani, Zion                                                               200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Eliav, Jacob                                                              100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Euro Net Data Ltd.     Computer related                                   100         100       0.002%/0
                       activities
-------------------------------------------------------------------------------------------------------------
Faith Products Ltd.    Manufacture perfumes
                       & toilet preparations                              200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Fastgrand Ltd.         Property Management                                100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------

                                       12

(Selling Shareholders Cont'd)

-------------------------------------------------------------------------------------------------------------
Feiner, Norman                                   Agent                   1200        1200       0.024%/0
-------------------------------------------------------------------------------------------------------------
Feld, J.                                                                  100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
First United Kingdom   Import/Export                                      200         200       0.004%/0
Ltd.
-------------------------------------------------------------------------------------------------------------
Fiserves Securities    Investments                                        200         200       0.004%/0
Inc. FBO
-------------------------------------------------------------------------------------------------------------
Foto Fair              Photography                                        200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Franks, Bryan                                    Agent                    300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Friedman, S.                                                              200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Ganz, H.                                                                  100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Gavish, M.                                                                100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Gerald Wise & Co. Ltd. Wholesale of waste &                               200         200       0.004%/0
                       scrap
-------------------------------------------------------------------------------------------------------------
Gibraltor Bravo        Investments                                        300         300       0.006%/0
Investment
-------------------------------------------------------------------------------------------------------------
Glick, Cheryl                                    Employee                2500        2500       0.050%/0
-------------------------------------------------------------------------------------------------------------
Gurvitz, Meir                                                             200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Guyomarch Management   Investments                                       5000        5000       0.100%/0
Ltd.
-------------------------------------------------------------------------------------------------------------
Halpern M., D.                                                            100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Hamilton, Lehrer &     Attorney                  Attorney              55,000      55,000        0.01%/0
Dargan P.A.
-------------------------------------------------------------------------------------------------------------
Hanina Fine Arts Ltd.                                                     100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Hari Exporters &       Imports & Export                                   200         200       0.004%/0
Importers
-------------------------------------------------------------------------------------------------------------
Harish, Eyal                                                            40000       40000       0.800%/0
-------------------------------------------------------------------------------------------------------------
Harkus, Ray                                      Agent                    300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Hatziantoniou,                                   Employee                 800         800       0.016%/0
Athanasios
-------------------------------------------------------------------------------------------------------------
Heller, A.                                                                100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------

                                       13

(Selling Shareholders Cont'd)

-------------------------------------------------------------------------------------------------------------
Hendon Bagel Bakery    Bakery                                             200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Hochhauser, E.                                                            100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Hope Paul, Ashley                                Reseller                 150         150       0.003%/0
-------------------------------------------------------------------------------------------------------------
Independent Telephone  Telecommunication         Agent                    300         300       0.006%/0
Analysis, Ltd.
-------------------------------------------------------------------------------------------------------------
InTouchUK.com Ltd.     Telecommunication         Reseller                 300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
J H Handling Ltd.                                                         100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Jacobson, Isaac                                                           100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
K W, Phillip                                     Employee                 900         900       0.018%/0
-------------------------------------------------------------------------------------------------------------
Kaifeng Ltd.           Restaurants                                        300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Karoz, Zeev                                                             10000       10000       0.200%/0
-------------------------------------------------------------------------------------------------------------
KBMD                   Accounting, auditing;                              100         100       0.002%/0
                       tax consult
-------------------------------------------------------------------------------------------------------------
Kol, Dov                                                                  300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Kruskal Insurance      Insurance Broker                                   100         100       0.002%/0
Brokers
-------------------------------------------------------------------------------------------------------------
Leading Edge Services  Business & management                              200         200       0.004%/0
Ltd.                   consultancy
-------------------------------------------------------------------------------------------------------------
Lehrer, Frederick M.   Attorney                  Attorney               30000       30000       0.006%/0
-------------------------------------------------------------------------------------------------------------
Lew, R                                                                    100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Loudwater Trade &      Wholesale coffee, tea,                             200         200       0.004%/0
Finance Ltd.           cocoa etc
-------------------------------------------------------------------------------------------------------------
Lusky, Moshe                                                             5000        5000       0.100%/0
-------------------------------------------------------------------------------------------------------------
Markus King & Co.      Chartered Surveyors                                300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Martin Heller          Accountants                                        200         200       0.004%/0
Chartered Accountant
-------------------------------------------------------------------------------------------------------------
Meir, Yechiel                                                             200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Merchant Whitewater    Business & management                              200         200       0.004%/0
Ltd.                   consultancy
-------------------------------------------------------------------------------------------------------------
Michael Pasha & Co.    Secretarial & translation                          200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------

                                       14

(Selling Shareholders Cont'd)

-------------------------------------------------------------------------------------------------------------
Mosdor & Co. Ltd.      Property (Landlords)                               100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Moskovitz, Dan                                                            200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Multinet Global Ltd.   Telecommunication                                  300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Museum Plc             Wholesale of clothing &                            100         100       0.002%/0
                       footwear
-------------------------------------------------------------------------------------------------------------
Netta Holdings LLC     Investments                                      10000       10000       0.200%/0
-------------------------------------------------------------------------------------------------------------
New Design Ltd.        Architectural, technical                           100         100       0.002%/0
                       consult
-------------------------------------------------------------------------------------------------------------
Noyek, Terence                                                            100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Oban Management Ltd.   Entertainment activities                           300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
P. Rothem - IDC Ltd.   Retail of fruit, meat &                            100         100       0.002%/0
                       vegetables
-------------------------------------------------------------------------------------------------------------
Patagonia Travel       Travel Agency                                      100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Patel, R                                                                  200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Pickles D., Phillip                                                       100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Polepart Ltd.          Food retail                                        100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Prestige Network Ltd.  Translation                                        300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Rainbow Properties Ltd Real Estate                                        200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Recommend Ltd          Installation of                                    400         400       0.008%/0
                       electrical wiring
-------------------------------------------------------------------------------------------------------------
Reed & Co Estate       Real Estate                                        200         200       0.004%/0
Agents
-------------------------------------------------------------------------------------------------------------
Reit Asset Management  Asset Management                                   300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Rokach, B.                                                                100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Rosenberg, R                                                              100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Rotbard, Alicia                                                         10000       10000       0.200%/0
-------------------------------------------------------------------------------------------------------------
Rotenberg, Danny                                                          200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Rudder Clothing Ltd    Textile / Clothing                                 200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Sidi, Rafi                                       Agent                    300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------

                                       15

(Selling Shareholders Cont'd)

-------------------------------------------------------------------------------------------------------------
Sixtrees Ltd.          Wholesale of household                             100         100       0.002%/0
                       goods
-------------------------------------------------------------------------------------------------------------
Snaith Insurance       Insurance Broker                                   100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Steinberg, J.                                                             200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Suncrest Trading Ltd.  General Wholesale                                  200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Sunflower Investment   Investments                                      20000       20000       0.400%/0
Group Ltd.
-------------------------------------------------------------------------------------------------------------
Tager, Mordechai                                                          200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Tager-Charitan, Sharon                                                    300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Tapewish Ltd.          Artistic & literary                                200         200       0.004%/0
                       creation
-------------------------------------------------------------------------------------------------------------
Travelon Int'l Ltd.    Travel Agency                                      300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Trinity Managment Ltd. Management Services                                100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Tropicourt Ltd.        Uniform Accessories                                100         100       0.002%/0
                       (Belt, Badges, Etc)
-------------------------------------------------------------------------------------------------------------
Val D'isere Fashions   Textile / Clothing                                 200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Wainman, B.                                                               200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Webb W., Daniel                                  Reseller                 150         150       0.003%/0
-------------------------------------------------------------------------------------------------------------
Weisz, A.                                                                 100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
Wellington Gallery     Art Gallery                                        200         200       0.004%/0
-------------------------------------------------------------------------------------------------------------
Wiseglass, Ofer                                                          5000        5000       0.100%/0
-------------------------------------------------------------------------------------------------------------
Worldnet Global.com    Telecommunication         Reseller                 500         500       0.010%/0
Ltd.
-------------------------------------------------------------------------------------------------------------
Wright J., Steven                                                         100         100       0.002%/0
-------------------------------------------------------------------------------------------------------------
WST Charters           Travel Agency                                      300         300       0.006%/0
-------------------------------------------------------------------------------------------------------------
Zeneca Commercial,     Commodities wholesale     Lender                100000      100000       2.000%/0
S.A.
-------------------------------------------------------------------------------------------------------------
Zodiac Maritime        Maritime Agency                                    500         500       0.010%/0
Agencies Ltd.
-------------------------------------------------------------------------------------------------------------
Total                                                                  477800      477800
=============================================================================================================

*  An agent denotes a non-employee commission-based sales person.
** A reseller is a wholesale customer that purchases telecommunications services and then resells those services to third parties for a potential profit.

                                       16

We intend to seek qualification for sale of the shares in those states where the shares will be offered. That qualification is necessary to resell the shares in the public market and only if the shares are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve resales of the shares.

PLAN OF DISTRIBUTION

Our Selling Shareholders are offering 477,800 Shares of our common stock.

The selling shareholders will be required to sell their shares, or the shares will be required to be sold by those to whom such shares are transferred, at the price of $3.50 per share. We will not receive proceeds from the sale of the shares by the selling shareholders or any other person.

The securities offered by this prospectus will be sold by the selling shareholders or by those to whom such shares are transferred. We will file a post effective amendment to this registration statement to identify transferees to whom the selling shareholders transfer their stock. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

Any of the selling shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling shareholders were to provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus. In addition, the selling shareholders and any brokers and dealers through whom sales of the securities are made, may be deemed to be
"underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledgee in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. The selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

                                       17

In addition to the above, each of the selling shareholders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation
M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of our securities. Pursuant to the various agreements we have with the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling shareholders.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders, we will file a Rule 424(b) prospectus disclosing such matters.

LEGAL PROCEEDINGS

In July 2001 we filed a lawsuit in the court of Petach - Tikva, Israel against
Ryfcom, Ltd. and its Chief Executive Officer, Mr. Paltiel Porat. In this lawsuit, we allege an unpaid debt due to us in the amount of $107,528 from
Ryfcom for services rendered by us. The debt arose from an agreement between us and Ryfcom, a provider of calling card services operating in Israel, in which traffic originating from Ryfcom calling cards was delivered through our system in London. Mr. Porat signed a personal guarantee agreement to secure the all of
Ryfcom's obligations under our agreement with Ryfcom.

We are involved in a potential dispute with a former director of Swiftnet Ltd,
Yehuda Shenhav, regarding Mr. Shenhav's claim that Swiftnet unjustly removed him from Swiftnet's board of directors. From April 2000 to May 2000, Swiftnet desired to enhance its finance and management team by removing Mr. Shenhav from its board of directors and replacing him with our President, Mr. G. Nissenson.
Mr. Shenhav has never participated in any board meetings and was never actively involved in the management of Swiftnet. The proposed enhancement of our finance and management team was in preparation for Swiftnet plan to become a Securities and Exchange Commission reporting company and later an Over-the-Counter Bulletin
Board traded company. Despite our invitations and correspondence to Mr. Shenhav to exercise his rights through proxy regarding his proposed removal from
Swiftnet's Board of Directors, he never properly exercised his rights. On June
16, 2000, over 75% of Swiftnet's shareholders passed resolutions removing Mr.
Shenhav from Swiftnet's Board of Directors and replaced him with Mr. G.
Nissenson. Mr. Shenhav claims that the process by which he was removed from
Swiftnet's Board of Directors was not lawful. No actual litigation has been initiated in this matter. We have not received any other communications from Mr.
Shenhav regarding any such claims since approximately July 2000. In addition, we have never received any communications from Mr. Shenhav threatening litigation in this matter.

                                       18

Although we believe that Mr. Shenhav's claims have no merit and we will vigorously defend any such claims should they be litigated, there are no assurances that we will prevail in such litigation. Any judgment that may be brought against us in connection with such a matter may have an adverse effect upon our financial condition and/or dilute the value of your investment should the additional shares be issued to the former director/shareholder. No litigation has been filed regarding this matter as of the date of this prospectus.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our bylaws provide that we have at least one director. Our directors and executive officers are as follows:

-------------------- ---------- ---------------------------------------------
 Name                   Age      Position
-------------------- ---------- ---------------------------------------------
Abraham Keinan           52      Chairman of the Board of Directors,
                                   Principal Financial and Accounting Officer
-------------------- ---------- ---------------------------------------------
Guy Nissenson            27      President/Director
-------------------- ---------- ---------------------------------------------

Mr. Abraham Keinan has been our Chairman of the Board of Directors and our
Principal Financial and Accounting Officer since our inception. Abraham Keinan founded Swiftnet, Ltd., in January 1991. From 1991 to present he has been
Swiftnet's Managing Director. Abraham Keinan received a Bachelor of Science
Degree in Mechanical Engineering from Ben-Gurion University, Beer-Sheeva -
Israel.

Mr. Guy Nissenson has been our President and a Director since our inception. Guy
Nissenson joined Swiftnet, Ltd. in October 1999 and became a director of
Swiftnet, Ltd. in May 2000. He was a marketing manager of RADA Electronics
Industries from May 1997 to October 1998. Guy Nissenson was an audit and control officer with the rank of lieutenant of the Israeli Defense Forces - Central
Drafting Base and other posts from March 1993 to May 1997. In July 2000, Guy
Nissenson received a Bachelor of Science Degree in Business Management from
Kings College - University of London.

SIGNIFICANT EMPLOYEES

Mrs. Bosmat Houston, 40 years of age, has been our Research and Development
Manager since our inception. She joined Swiftnet, Ltd., in September 1991 as its
Research and Development Manager. Mrs. Houston received a Bachelor of Science
Degree in Computer Science from the Technion - Institution of technology, Haifa
- Israel in 1986.

                                       19

Other than as identified above, we have no other significant employees.

FAMILY RELATIONSHIPS

There are no family relationships among our officers, directors, or persons nominated for such positions.

LEGAL PROCEEDINGS.

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in legal proceedings that would be material to an evaluation of our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership of our Common Stock as of the date of this Registration Statement by:
     o    Each shareholder known by us to own beneficially  more than 5% of our common stock;
     o    Each executive officer;
     o    Each director or nominee to become a director; and
     o    all directors and executive officers as a group.

------------------ ------------------------- ------------------------ ------------------------ --------------------

  Title of Class       Name & Address of       Amount of Beneficial      Nature of Ownership     Percent of Class
                        Beneficial Owner            Ownership

------------------ ------------------------- ------------------------ ------------------------ --------------------
Common              Abraham Keinan                   2,342,333                 Direct                  46.8
                    4 Wycombe Gardens
                    London Nw11 8al
                    United Kingdom
------------------ ------------------------- ------------------------ ------------------------ --------------------
Common              Vision Consultants *             1,302,331                Indirect*                26.0
                    Kings Court
                    POB N-3944
                    Bay Street
                    Nassau, Bahamas
------------------ ------------------------- ------------------------ ------------------------ --------------------
Common              Campbeltown                        720,336                Indirect*                14.4
                    Business Ltd. **
                    P.O. Box 3152
                    Road Town, Tortola,
                    British Virgin Islands
------------------ ------------------------- ------------------------ ------------------------ --------------------
Common              All directors and                4,365,000                                         87.2
                    executive officers
                    as a group
------------------ ------------------------- ------------------------ ------------------------ ---------------------

                                       20

     This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.  Except as otherwise noted, herein, we are not aware of any arrangements which may result in a change in control of our company. The chairman of our Board of Directors, Abraham Keinan and our President, Guy
     Nissenson have entered into a shareholders agreement with each other, on behalf of their respective companies, Vision Consultants and Campbeltown
     Business Ltd., pursuant to which each party has a right of first refusal on any proposed sale of our stock by the other party.

     *Our Chairman of the Board, Abraham Keinan, owns 100% of the stock of
     Vision Consultants, which was incorporated in Nassau, Bahamas. The sole business purpose of this corporation is to hold and manage Mr. Keinan's investments.

     **Guy Nissenson and his family are shareholders of Campbeltown Business
     Ltd. Pursuant to a Stock Purchase Agreement, clarified on July 30, 2001,
     Campbeltown has an option to acquire 10% of our outstanding stock if we become listed on the Over-the-Counter Bulletin Board before December 31,
     2005. Campbeltown also has a first right of refusal on any of our securities offerings until December 31, 2005, so long as Campbeltown owns more than 4% of our outstanding stock. To the extent that we issue any shares to Abraham Keinan, Campbeltown has the right to purchase or acquire such number of our shares on the same terms and conditions as Abraham
     Keinan such that the relative percentage ownership of Abraham Keinan and
     Campbeltown remains the same.

DESCRIPTION OF SECURITIES

General

The following description is only a summary of the material terms of our securities, and is qualified in its entirety by reference to our Articles of
Incorporation and Bylaws. Our Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common stock

We are authorized to issue 25,000,000 shares of common stock with a par value of
$.001 per share. As of the date of this registration statement, there were
5,000,000 common shares issued and outstanding held by 124 shareholders of record. All shares of common stock outstanding are, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

                                       21

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of
Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.
There are not any provisions in our Articles of Incorporation or our by-laws that would prevent or delay change in our control.

Preferred Stock

We are authorized to issue 50,000,000 shares of $.001 value par preferred stock.
As of the date of this registration statement, there are no preferred shares outstanding. We presently have no plans to issue any shares of preferred stock.
However, preferred stock may be issued with preferences and designations as the
Board of Directors may from time to time determine. The Board may, without stockholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common stockholders and may assist management in impeding and unfriendly takeover or attempted changes in control.

There are no restrictions on our ability to repurchase or reclaim our preferred shares, while there is any arrearage in the payment of dividends on our preferred stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our financial statements as of December 31, 2000 and December 31, 1999, and the
related consolidated statements of operations, stockholders' equity and cash flows for the years then ended included in this prospectus are in reliance on the report of Chaifetz and Schreiber, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS:

The validity of the common stock being offered hereby will be passed upon for us by Hamilton, Lehrer & Dargan, P.A. who received 105,000 shares of our common stock in exchange for legal services rendered to us.

                                       22

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

The By-Laws of this corporation, subject to the provisions of Nevada Corporation
Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of
1933 and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

On September 1, 2000, in accordance with our first board of directors meeting, we issued 1,730,000 shares of our common stock to our founder and director,
Abraham Keinan for services rendered in our corporate formation. Specifically,
Mr. Keinan's services consisted of the establishment of our business concept and providing his technical expertise to our business. Our Board of Directors valued
Mr. Keinan's services at $247,390.

On or about April 6, 2000 Swiftnet, Ltd., our subsidiary, entered into an agreement with Adar International Inc. and Sydney J. Golub whereby they would assist Swiftnet Ltd. to become a publicly traded company. This agreement provided for:
o    A proposed merger between Swiftnet Ltd. and Adar Alternative Two, Inc.
     whereby Adar Alternative Two was to acquire all of Swiftnet's outstanding stock;
o    The filing of an S-4 Registration Statement prepared by Attorney Michael T.
     Williams registering shares issued in the merger between Swiftnet and Adar
     Alternative Two, Inc;
o    Closing of the  merger after the effectiveness of the S-4 Registration
     Statement; and
o    Adar Alternative Two Inc. being the surviving corporation and changing its name to Xfone, Inc.

After the closing of the merger, Swiftnet, Ltd.'s would have controlled 96% of the common stock of Adar Alternative Two Inc., Sidney Golub would have controlled 2%, and Michael T. Williams would have controlled 2%. Swiftnet Ltd.
agreed to the proposed terms of the agreement based on the advice of its
Attorney, Michael T. Williams that the proposed transactions were the most beneficial and expeditious method for Swiftnet Ltd. to have its common shares quoted on the Over-the-Counter Bulletin Board. On approximately July 6, 2001, our new counsel, Hamilton, Lehrer and Dargan, P.A., advised us that neither the
S-4 registration statement nor the proposed merger would accomplish our objective of having Swiftnet, Ltd.'s common shares quoted on the Over-the-Counter
Bulletin Board. We then instructed Hamilton, Lehrer and Dargan, P.A. to request
Adar Alternative Two's counsel, Mr. Burt Wiand, to affect the withdrawal of the
S-4 registration statement. The Adar Alternative Two S-4 registration statement was withdrawn on or about October 12, 2001 and we proceeded with this registration statement.

                                       23

On or about October 4, 2000, we acquired 11,000 of the A equity outstanding common shares of Swiftnet and 11,000 of the B voting common shares of Swiftnet, representing all of Swiftnet's issued and outstanding stock in exchange for 2.4 million shares of our newly issued common stock. As a result of this transaction, Swiftnet became our subsidiary. In the exchange, our shares were valued at $0.143 per share for a total of approximately $344,187 and Swiftnet's
A and B shares were valued at $15.64 per share for a total of $344,187. There was no monetary exchange in the Swiftnet acquisition.

Since inception through December 31, 2000, we have, along with our subsidiary,
Swiftnet, Ltd., loaned Abraham Keinan a total of 216,133 Pound Sterling or approximately $322,586 based upon the exchange rate at December 31, 2000. We provided the loan to Mr. Keinan to promote his loyalty and continued service as our Chairman of the Board of Directors. This loan is reflected in a promissory note payable in ten equal installments of approximately $19,150 beginning
January 1, 2002 and ending on January 1, 2011. This note is non-interest bearing.

On May 5, 2000, Swiftnet, Ltd. entered into an 18-month renewable consulting agreement with Campbeltown Business, Ltd., a private company owned by Guy
Nissenson, our president and director, and his family, to provide consulting services to us in the area of marketing and finance, including: (a) conducting analysis of proposed acquisitions; (b) seeking markets for our telecommunications services in additional countries; (c) formulating strategies for our future growth plans; and (d) introducing potential customers to our business. Under the agreement, we are obligated to pay Campbeltown 2,000 UK
Pound Sterling (approximately $2,946) per month, along with an additional monthly performance bonus based upon Swiftnet, Ltd., attaining the following revenue levels for consulting services in the area of business development and management activities:

----------------------------------------------- --------------------------------
             TARGET AMOUNT OF                      ADDITIONAL MONTHLY BONUS
            REVENUES PER MONTH
----------------------------------------------- --------------------------------
Less than 125,000 Pounds (UK)                     0 Pounds (UK)
----------------------------------------------- --------------------------------
Between 125,000 - 150,000 Pounds (UK)             1,250 Pounds (UK)
  (approximately $ 184,125 - $ 220,950 US)        (approximately $ 1,841 US)
----------------------------------------------- --------------------------------
Between 150,000 - 175,000 (UK)                    2,500 Pounds (UK)
  (approximately $ 220,950 - $ 257,775 US)        (approximately $ 3,583 US)
----------------------------------------------- --------------------------------
Over 175,000 Pounds (UK)                          2,750 Pounds (UK)
  (approximately $ 257,775 US)                    (approximately $ 4,050 US)
----------------------------------------------- --------------------------------

                                       24

On May 11, 2000, Swiftnet, Ltd. and our Chairman of the Board of Directors,
Abraham Keinan, entered into an employment agreement with Guy Nissenson, our president. Under the terms of the agreement, Swiftnet has employed Mr. Nissenson for the purpose of business development and sales and marketing, at a base rate of 1000 pounds (UK) per month (approximately $1,433 US). When Swiftnet reaches average sales of 175,000 pounds (UK) per month for a three month period, Guy
Nissenson's salary will be increased to 2,000 pounds (approximately $2,866 US)
per month. In addition, the agreement provides that Guy Nissenson will receive an unspecified number of options to acquire our stock that is limited to 50% of the options that Abraham Keinan receives. As such, the agreement protects Mr.
Nissenson's rights to have at least 50% of the options rights that Mr. Keinan will have. Because Mr. Keinan has not received any options to date, the option amount terms are not specified. At such time as the options are received by Mr.
Keinan, our Board of Directors will establish the terms of the options. Mr.
Nissenson can transfer the right of these options to another company or person at his discretion. Swiftnet may only cancel these options if : (1) Guy Nissenson no longer works with Swiftnet; or (2) if within twelve months of Guy Nissenson's employment with the company, Swiftnet and any other companies that may buy or merge into Swiftnet in the future, do not reach average revenues (over a three consecutive month period) of at least 120,000 pounds (UK). Because the average sales per month have exceeded 120,000 pounds within a twelve month period of Mr.
Nissenson's employment, Swiftnet cannot cancel the options.

On June 19th, 2000, Swiftnet, Ltd. entered into a Stock Purchase
Agreement with Abraham Keinan and Campbeltown Business Ltd., a company owned by
Guy Nissenson and his family. This agreement was made in contemplation of the
April 6, 2000 Swiftnet, Ltd/Adar International, Inc. merger being completed, whereby Adar International, Inc. was to acquire all of Swiftnet, Ltd.'s outstanding common stock.

The June 19, 2000 agreement provides that:

     o    Abraham Keinan confirmed that all his businesses activities and initiatives in the field of telecommunications are conducted through
          Swiftnet, and would continue for at least 18 months after the conclusion of this transaction.

     o    Campbeltown declared that it is not involved in any business that competes with Swiftnet and would not be involved in such business at least for 18 months after this transaction is concluded. This agreement term has been satisfied by Campbeltown.

     o    Campbeltown would invest $100,000 in Swiftnet Ltd., in exchange for
          20% of the total issued shares of Swiftnet, Ltd.; Campbeltown would also receive 5% of the issued and outstanding shares of our company following our acquisition with Swiftnet.

     o    Swiftnet, Ltd., and Keinan would guarantee that Campbeltown's 20%
          interest in the outstanding shares of Swiftnet would be exchanged for at least 10% of our outstanding shares and that Campbeltown would have in total at least 15% of our total issued shares after our acquisition occurred.

                                       25

     o    Campbeltown would have the right to nominate 33% of the members of our board of directors and Swiftnet's board of directors. When Campbeltown ownership in our common stock was less than 7%, Campbeltown would have the right to nominate only 20% of our board members but always at least one member. In the case that Campbeltown ownership in our common stock was less than 2%, this right would expire. In the case that Adar group transaction is not concluded and Campbeltown sells all of its shares in Swiftnet, the right for 33% board members in Swiftnet will expire.

     o    Campbeltown would have the right to nominate a vice president in
          Swiftnet and/or our common stock. It is agreed that Mr. Guy Nissenson is nominated now.  If for any reason Guy Nissenson will leave his position, Campbeltown and Abraham Keinan will agree on another nominee. The Vice President will be employed with suitable conditions.
          This right will expire when both conditions happen: Campbeltown is no longer a shareholder in Swiftnet and it owns less than 2% of our common stock.

     o    Campbeltown has the option to purchase additional shares of Swiftnet that will represent 10% of all issued shares after the transaction for
          $200,000 US. This transaction can be executed either by Swiftnet issuing new shares, or by Abraham Keinan selling his private shares
          (as long as he has an adequate amount of shares), as Abraham Keinan will decide. This option will expire on Dec 31, 2005. Campbeltown can exercise this option in parts. If this option is exercised before the conclusion of Adar Group transaction Keinan and Swiftnet will make sure and guarantee  that the shares owned by Campbeltown because of exercising this option will be exchanged by the same percentage of ownership in our common stock. It is agreed that if Campbeltown exercised only part of the option buying Swiftnet shares it will have the right to exercise the reminder of the option for our shares at the same terms. As long as Swiftnet is not a public company or is merged /
          bought / taken over by a third party only half of the option above could be taken.

     o    Alternatively to the right described in the point above after the conclusion of Adar group transaction Campbeltown will have the option to purchase shares of Xfone that will represent 10% of all issued and outstanding shares at the first day of flotation (after the transaction) for the amount of $200,000 US. It is Campbeltown decision what alternative to choose. This transaction can be executed either by
          Xfone issuing new shares, or by Abraham Keinan selling his private shares in Xfone (as long as he has an adequate amount of shares), as
          Abraham Keinan will decide. The option can be executed in parts and will expire on Dec 31,2005.

     o    Campbeltown will have the right to participate under the same terms and conditions in any investment or transaction that involve equity rights in Swiftnet or us conducted by Abraham Keinan at the relative ownership portion.

                                       26

     o    In the event that Swiftnet or we will seek for money in a private placement for equity or any other rights, Campbeltown will have the right of first refusal on any transaction or part of it until Dec 31,
          2005 or as long as it owns over 7% of Swiftnet equity or 4% of our common stock.

     o    Keinan and Campbeltown have signed a right of first refusal agreement for the sale of their shares.

     o    Until we conduct a public offering or are traded on a stock market, we are not permitted to issue any additional shares or equity rights without a written agreement from Campbeltown. This right expires when
          Campbeltown no longer owns any equity interest or shares in our company or our subsidiary, Swiftnet.

After our formation, on July 30, 2001, and as a result of the rescission of the
Swiftnet, Ltd./Adar International, Inc. merger transaction, the June 19, 2000 stock purchase agreement between Campbeltown and Swiftnet was supplemented by a letter of understanding between Campbeltown and us. This letter of understanding provides that Mr. Keinan's affiliation with Swiftnet, Ltd., and Campbeltown's commitment to conclude a listing of a United States Company on the Over the
Counter Bulletin Board refers to our Form SB-2 registration statement filed herein and securing a listing on the Over-the-Counter Bulletin Board. In addition, all terms in the July 19, 2000 stock purchase agreement referring to
Adar Alternative Two, Inc. are no longer applicable. The rights that were to be conferred to Mr. Keinan and Xfone regarding the company to be formed as a result of the Swiftnet, Ltd./Adar International, Inc. merger, are now regarding Xfone and its possible future listing on the Over-the-Counter Bulletin Board.

On August 5, 2000, Swiftnet, Ltd. and Abraham Keinan entered into an agreement with an unrelated individual, Nissim Levy, who was to secure a credit facility of $200,000 (US) on behalf of Swiftnet, Ltd. The purpose of the credit facility was to finance Swiftnet's proposed growth plan, including the purchase of a switch, the IP system, development software, other equipment and for working capital purposes. Mr. Levy was also to provide Swiftnet with a bank guarantee for purposes of securing the $200,000 credit facility. At the time, Mr. Levy had no relationship or association with us or our management or Swiftnet, Ltd., other than being a personal friend of Mr. Keinan. As of the date of this prospectus, the credit facility is not used because Swiftnet was able to pay for the equipment and working capital from its growth and increased ability to generate cash and its securing of a long term equipment loan to purchase the necessary equipment. In accordance with the terms of the agreement, Swiftnet issued to Zeneca Commercial S.A., a company owned and controlled by Mr. Levy, a total of 100,000 shares representing 2% of its then outstanding shares, which were subsequently exchanged for 100,000 shares of our stock. Under the terms of the agreement, if we do not conduct an initial public offering by August 5,
2001, Mr. Levy has the option to surrender his shares to Swiftnet's nominee, at which time we will be obligated to pay Mr. Levy 5% of the outstanding balance on the bank loan from its inception and until repayment. Mr. Levy has not exercised this option to date; accordingly, there is no change in the status of the agreement at this time.

                                       27

Other than the above transactions, we have not entered into any material transactions with any promoter, director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons.

DESCRIPTION OF BUSINESS

Our subsidiary, Swiftnet, has conducted operations since 1991 primarily in the
United Kingdom that have consisted of selling telecommunications services, including telephone services, facsimile messages, calling cards, Internet driven applications, and telex for commercial and residential uses. In addition,
Swiftnet has provided services and telecom solutions to resellers and partners worldwide.

Our Principal Services and their Markets:

All of our operations are conducted through Swiftnet. We provide voice and data telecommunications services, primarily to our customers in the United Kingdom.
We service customers located in 78 countries. We use network switching and transport facilities of Tier I and Tier II long distance providers such as
Worldcom International, Ltd. Tier 1. Tier 1 calls are typically transferred via large telephone operators in which the service level is usually very high. Tier
2 calls usually have lower cost prices and are routed through smaller companies or other routings.

We provide the following telecommunication services:
     o    Indirect telephone service:  Using 1XXX access [similar to XX-XX-XXXX in the US] we resell telephone services provided by other carriers or through the use of our own platform.  This enables us to take calls originated by customers and route them to different destinations. 1XXX access is a code number that people in England can dial in order to reach certain other carriers.

     o    PIN access using 0800 free numbers:  Using 0800 free numbers and PIN access codes for client identification, our customers can call from almost any phone, including British Telecom pay phones, to access our platform and make calls to any destination;

     o    Mobile access using 0800 free numbers: This service is similar to our
          PIN access service but uses mobile telephone devices; the
          identification of the client is automatic and PIN identifier numbers are not required;

     o    Email to Facsimile service:  Our Email2Fax service allows customers with an Internet Email account to send facsimiles at a discounted cost. The email arrives at our Internet server which we send via facsimile through high-speed facsimile modems to the proper destination. We issue a confirmation every 15 minutes indicating: (a)
          all successful or failed facsimile transmissions; (b) a complete list of transmissions, including date and time of delivery, destination number, pages, duration, subject, and answerback of the transmission.
          Email2Fax will send a facsimile based on a pre-defined table of retries.  If a facsimile does not go through, within the pre-defined time, Email2Fax will cancel the facsimile and a report of the failed transmission will be included in the next status report;

                                       28

     o    Print to Facsimile service:  Similar to our Email2Fax service, anyone with Windows 95 and an Internet browser will be able to utilize our
          Print2Fax service to send a facsimile through their printer driver, usually at a discounted cost.  Using any Windows application that supports printing, the user selects the printer driver to receive a dialog box that allows entry of: (a) the recipient name and fax number
          (including multiple recipients, sent directly "To" or copied "CC"; (b)
          the sender's name; and (c) the subject;

     o    Facsimile to Email or Cyber Number: This service allows the user to receive facsimile messages directly to an email address through the use of a personal identification number;

     o    Facsimile Broadcast: This service enables our business customers to quickly send thousands of facsimiles to various destinations;

     o    Email to Telex: Our Email2telex service allows a user with an Internet email account to send telexes to anywhere in the world at a discounted cost. Users of this service are billed in six-second increments with no minimum time requirement; users receive back the same type of confirmation that our Email2fax customers receive;

     o    Nodal Services:  This service enables our business customers to use a small platform located in that country, to establish their own messaging services within that country, including sending and receiving customer facsimiles utilizing store and forward delivery.

Our Platforms:
A platform generally could be any personal computer with telecommunications applications, such as calling cards and transferring call applications. We operate the following platforms in our business:
     o    Telsis Switch that enables us to interconnect with other telephone carriers;
     o    Calling cards and prepay platforms that enable us to use voice prompts and to accept pin numbers; and
     o    Messaging platform that manages facsimile broadcasts and messaging applications.

Product Mix:
Our revenues are derived from:
     o    Approximately 70% from our telephone services;
     o    Approximately 15% from our facsimile services; and
     o    Approximately 15% from our calling cards.

Our Customers:
We have four major types of customers:
     o    Residential - These customers either must dial 1XXX or acquire a box that dials automatically.
     o    Commercial - Smaller businesses are treated the same as residential customers. Larger businesses' PBX units are reprogrammed.
     o    Government Agencies -  Includes the United Nations World Economic
          Forum, the Argentine Embassy, and the Israeli Embassy.
     o    Resellers, such as WorldNet and Voicenet - We provide them with our telephone and messaging services for a wholesale price. For WorldNet, we also supply the billing system.

                                       29

Our Billing Practices:
We charge our customers based on usage by full or partial minutes. Our rates vary with distance, duration, time, and type of call, but are not dependent upon the facilities selected for the call transmission. The standard terms for our regular telephone customers require that payments are due 21 days from the date of the invoice. Our prepay telephone services represent around 20 percent of our revenues. Our supplier's standard terms are payment within 30 days from invoice date; however, payments are being made up to 90 days from date of invoice without interest or penalty.

Recently Opened Divisions:
New Reseller Division: We opened this division in March 2001 which operates as a separate profit center by attempting to attract new resellers and agents to market our products and services.
Calling Card Division: We opened this division in January 2001 which operates as another profit center. We plan to use this division to sell calling cards to various end-users.

Geographic Markets:
Our primary geographic market is located in the United Kingdom. We also have customers in Angola, Australia, Austria, Bangladesh, Belgium, Benin, Brazil,
Bulgaria, Cambodia, Cameroon, Canada, China, Congo, Croatia, Cyprus, Czech
Republic, Denmark, Egypt, Finland, France, Germany, Gibraltar, Greece, Guinea,
Hong Kong, India, Indonesia, Iran, Irish Republic, Israel, Italy, Ivory Coast,
Japan, North Korea, South Korea, Kuwait, Latvia, Lebanon, Liberia, Lithuania,
Malawi, Malaysia, Maldives Isles, Mauritius, Nepal, Netherlands, New Zealand,
Niger, Nigeria, Norway, Oman, Pakistan, Panama, Philippines, Poland, Portugal,
Qatar, Russia, Saudi Arabia, Sierra Leone, Singapore, Slovak Republic, South
Africa, Spain, Sri Lanka, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Togo,
Turkey, U.A.E, Uganda, USA and Vietnam.

Our Distribution Methods:

We use the following distribution methods to market our services:
     o    We actively recruit agents and resellers to sell our telephone services;
     o    We use direct marketing, primarily using facsimile broadcasts;
     o    We utilize agents that sell our services directly to customers at our established prices; these agents receive a commission of approximately
          10% of the total sale amount less any bad debts;
     o    We utilize resellers who purchase telephone traffic directly from us at an approximately 25% discount; resellers then resell this telephone traffic to their customers at a mark-up according to their own price lists.
     o    We attend telecommunications trade shows in the United Kingdom to promote our services; and
     o    We advertise on a monthly basis in "Comms Dealer", a
          telecommunications agents/resellers trade magazine.

Our agents and resellers are independent contractors.  We do not have our own in-house sales personnel.

                                       30

We have agreements with approximately 15 resellers, including Voicenet, Worldnet and InTouchUK.com. Our reseller agreement with Voicenet may be terminated with
60 days notice, and our reseller agreement with Worldnet may be terminated with
7 days notice. The Voicenet agreement requires that they make minimum monthly payments to us of 10,000 pounds UK (approximately $14,730 US). Our reseller agreement with InTouchUK.com provides that company with an exclusive right to sell our fax broadcast services in the United Kingdom, including northern
Ireland, provided that InTouchUK.com makes certain minimum monthly revenue payments to us. As of July 2001, InTouchUK.com is required to make minimum monthly payments of 35,000 pounds UK (approximately $51,555) to us, in order to maintain their exclusivity rights under their reseller agreement.

We believe that in the future the telecommunications and e-commerce markets will merge, permitting consumers to purchase telecommunication services through
Internet tools. Therefore, we foresee utilizing the Internet as an additional distribution channel for our services. We intend to utilize Xfone.com as our brand name for our new e-commerce telecommunications operations. We intend to build a brand name with the launch of "xfone.com" by advertising our Internet services, partnering with other websites, and offering attractive rates and quality of lines. We anticipate that xfone.com will be operational by January
2002.

Our Future Business Plans

Our future business plans primarily include:

Creating an Internet Based Customer Service and Billing Interface
We plan to create an Internet based customer service and billing interface to include on-line registration, full account control, and payment and billing functions and information retrieval. To achieve these goals we will enhance our
Internet operations, including fine-tuning our website which will consist of integrating and adding more services, perfecting our billing system, and launching our Internet operations in beta format. We will begin enhancement of our Internet operations in July 2002, and expect to complete the project by
March 2003. Our estimated cost for this aspect of our future operations is
$100,000 and will include our research and development and possible recruitment of a Webmaster which will be responsible for integration, operation, and maintenance of the site. Our anticipated source for enhancing our Internet operations is our $200,000 credit line and/or future financing.

Our other future plans include the following:

Media Advertising
We plan to engage in a media advertising campaign that will consist of advertising our services in newspapers, radio and subway systems. We plan to initiate our media advertising campaign in March 2002 and dependent on market conditions and our cash flow we will continue our media campaign for approximately 12 months. The estimated cost of the advertisements which comprise our entire media advertising campaign is $200,000. Our anticipated source for the cost of our media advertising campaign is from positive cash-flow from our operations.

                                       31

Promoting our Added Value Services Such as Cyber Number and Email2 Facsimile
We plan to promote our added value services such as cyber number and email facsimile services by Internet advertising and advertisements in professional and business magazines. We will also approach the target market with direct marketing via mail and facsimile. We will initiate this promotion in February
2002 and continue the promotion for a period of 3 months. The estimated cost for our promotion is $10,000. Our anticipated source for the cost of our promotion is positive cash flow from operations.

Evaluating Our Pricing Structure to Determine Whether we can Offer More
Competitive Prices
We will evaluate our pricing structure by comparing our pricing structure with our competitors and attempt to increase our efficiencies in customer purchases, customer service, operations, and marketing in order to keep our costs at a minimum. Our evaluation is a continuous process. Our evaluation process will occur approximately from the period March 2002 to July 2002. The estimated cost of our evaluation is $15,000. Our anticipated source for the evaluation is positive cash flow from operations.

Recruiting New Agents, Resellers, and Managers based on Performance Based
Incentives
We started our recruitment process in January, 2001 and have to date recruited approximately 15 new agents, 10 resellers, and 3 managers. During 2002 we plan to recruit approximately 15 new agents, 10 resellers and 3 managers based on performance-based incentives which will primarily consist of a percentage of profits and/or revenues. We will recruit these personnel through professional meetings, meetings and professional conferences, and personal connections. We expect that our recruitment process will take until approximately September
2002. The estimated cost of our recruiting process is $10,000. Our anticipated source for the recruitment is our positive cash flow from operations.

Providing 24 hours/7 day a week service
We started to provide 24 hours/7 day a week service on or about June 2, 2001.
Our implementation of this continuous service was accomplished by our technicians and Chief Technical Officer. In approximately June 2001, we hired 3 additional technicians to implement our continuous service. The estimated cost of our providing this continuous service is $50,000. Our anticipated source for the continuous service is our positive cash flow from operations.

Negotiating with More Carriers
We will negotiate with more carriers for the purpose of reducing our cost base and risk. We will conduct these negotiations on a continuous basis. We do not anticipate material costs to conduct these negotiations.

Developing Incoming and Outgoing Interconnection with Various Telephone Carriers and Incorporating Our Switch and Messaging Platform that Interfaces to our
Prepay and Billing Systems
Since our inception, we have attempted to develop incoming and outgoing interconnection with various telephone carriers that will involve negotiations with various telephone carriers, acquisition and installment of telephone lines and enhancement of our switch capacity. In addition we will incorporate our switch and messaging platform that interfaces to our prepay and billing systems that will involve software development and integration. The purpose of this aspect of our business is to enhance capacity and to enable on line integrated billing to our customers and resellers. We plan to complete this aspect of our business by December 2002. The estimated cost of our completing this aspect of our business is $50,000. Our anticipated source for completing this aspect of our business is positive cash flow from operations.

                                       32

Research the Feasibility of Implementing a GSM interface to the Switching System
We will research the feasibility of implementing a GSM interface, which is a platform that connects mobile calls directly through the mobile network without transporting the calls via a local carrier to the switching system. The purpose of implementing a GSM interface is to enable us to sell mobile phone calls at a reduced rate. The GSM interface would enable us to accomplish this reduced rate because mobile-to-mobile rates, on the same network, are less expensive. We began our integrating and testing this technology to implement this program in
September 2001 and we expect to complete our research by January 2002 and fully implement the program by March 2002. The estimated cost our research and implementation is $50,000. Our anticipated source for our research and implementation is our cash flow from operations and possibly our available credit line.

Competitive Business Conditions

The communications and information services industry is highly competitive and varied. Many of our existing and potential competitors have financial, personnel, marketing, customer bases and other financial resources significantly greater than ours.
Among our various competitors are:
     o    Large regional carriers in the United Kingdom such as British Telecom;
     o    Smaller regional carriers such as Quip.com;
     o    Wireless telecommunications providers such as Vodafone; and
     o    International carriers.

Currently, there are approximately 160 licensed telecom carriers in the United
Kingdom market. Most of these competitors have greater financial, personnel, and marketing resources greater than we do. These competitors have the flexibility to introduce new service and pricing options that may be more attractive to our existing as well as our future potential customers. As a result, these competitors have greater growth and profit potential than we do.

We will attempt to overcome the competitive advantages of our competitors by:
     o    Enhanced our personal contact with our customers and local agents;
     o    Providing our customers with the option to control and see their account over the Internet;
     o    Negotiating volume discounts with our underlying carriers; and
     o    Increasing our ability to direct customer call traffic over the transmission networks of more than one carrier.

Principal Suppliers:

WorldCom International, Ltd., is our principal supplier of telephone routing and switching services. Our agreement with WorldCom International, Ltd. may be terminated by either party with thirty days notice. In addition, the contract may be terminated immediately if either other party has committed a material breach of the agreement that is incapable of remedy. Any breach capable of remedy must be corrected within 15 days. To our knowledge, we are in compliance with all material terms of the agreement. We do not have an exclusive agreement with WorldCom International, Ltd. is not exclusive; Worldcom International, Ltd.
provides these same services to our competitors.

Dependence on Major customers:

During 1999 and 2000, one customer, the United Nations World Economic Forum, located in Switzerland, accounted for approximately 10% and 8% of our revenues, respectively. No other customer accounts for more than 10% of our revenues.
Collectively, the United Kingdom accounts for approximately 75% of our revenues.
We do not anticipate than any customer or country, besides the United Kingdom, will account for more than 10% of our revenues in 2001.

                                       33

Patents, trademarks and licenses:

We do not have any patents or trademarks, nor have we filed any applications for patents or trademarks. Our subsidiary, Swiftnet, Ltd., is licensed in the United
Kingdom as an international telecommunication carrier.

Regulatory Matters:

In 1996, our subsidiary, Swiftnet, Ltd., was granted a license to operate a telecommunications system from the Secretary of State for Trade and Industry of the United Kingdom. The license may be revoked upon thirty days notice in the event of certain conditions.

We are affected by regulations introduced by Secretary of State for Trade and
Industry of the United Kingdom. Since the break up of the United Kingdom telecommunications duopoly consisting of British Telecom and Mercury in 1991 it has been the stated goal of Secretary of State for Trade and Industry to create a competitive marketplace. Secretary of State for Trade and Industry has imposed mandatory rate reductions on British Telecom in the past, which are expected to continue for the near future. We do not believe that any regulations introduced by Secretary of State for Trade and Industry will interfere with or substantially hurt our business.

We believe that we are in substantial compliance with applicable laws and regulations. To the extent that these laws and regulations are changed or new laws or regulations are adopted, we may be required to obtain additional licenses or renew, modify or replace our existing licenses. If we fail to comply with these laws, we could lose our license or be subjected to other sanctions that could result in substantial costs to us.

Since only messaging services but no calls by our customers originate in the
United States, we do not believe that we are subject to any telecommunications laws or regulations in the United States. In the future, if our services expand, it is possible that we will become subject to the telecommunications laws and regulations of the United States. If this occurs, compliance with such laws will involve higher costs than we now have in Europe.

Research and Development:

Other than developing and expanding our telecommunications applications and our website, we do not intend to undertake any significant research and development activities. We have incurred less than 50,000 Pounds Sterling, (approximately
$71,000 US) in aggregate research and development expenses since January 1,
1998.

Employees

We have 9 full-time employees consisting of:
     o    1 Chief Executive Officer;
     o    1 President;
     o    1 research and development manager;
     o    6 employees in our administration department;

We also have 3 part-time employees that operate in shifts, helping our administrative employees.

                                       34

MANAGEMENTS DISCUSSION AND ANALYSIS

DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The discussion contained in this prospectus contains "forward-looking
Statements" that involve risk and uncertainties. These statements may be identified by the use of terminology such as "believes", "expects", "may",
"will", or " should", or " anticipates", or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus.
Important factors that could cause or contribute to such differences include those discussed under the caption entitled "risk factors," as well as those discussed elsewhere in this prospectus.

Overview.

We are a holding company that operates through our subsidiary, Swiftnet ltd, a
U.K. based telecommunication service provider and international licensed telecommunication carrier. As of October 4, 2000, Swiftnet Ltd is and has been the only source of income of Xfone Inc.
Swiftnet sells and develops telecommunication services, including telephony, fax messages, calling cards, Internet driven applications and telex for commercial and residential use mainly in the United Kingdom and Europe. In addition
Swiftnet provides services and telecom solutions to resellers and partners worldwide.
On October 4, 2000 Xfone acquired Swiftnet. Swiftnet had a business plan to provide comprehensive telecommunication services and products by integrating new and old products, services and ideas through one website. Swiftnet was incorporated in 1991 under the laws of the United Kingdom, until 1999 main revenues for Swiftnet were derived from messaging and fax broadcast services, during the year 2000 Swiftnet shifted the focus to telephony voice services offering comprehensive support packages to resellers and new services. Utilizing automation and proprietary software packages Swiftnet's strategy is to grow without the need of heavy investments and with lower expenses for operations and registration of new customers.

Financial Information - Percentage of Revenues

                                     Year ended December 31
                                2000          1999         1998

Revenues                       100.00        100.00       100.00
Cost of Revenues               -64.90        -53.75        53.60
                             -------------------------------------
Gross Profit                    31.10         46.25        46.34

Operating Expenses:
Research and Development        -2.15         -3.78         4.09
Marketing and Selling           -8.30         -7.86         9.09
General and Administrative     -17.50        -28.09        32.75
                             -------------------------------------
Total Operating Expenses       -27.90        -39.73        45.93

Income before Taxes              6.34          5.71         0.19

Net Income                       5.13          5.16         0.19

                                       35

                                  Three Months Ended March 31
                                    2001              2000

Revenues                           100.00            100.00
Cost of revenues                    65.00             65.40
Gross Profit                        35.00             34.60

Operating Expenses:
Research and Development            -1.30             -2.70
Marketing and Selling               -7.70             -7.30
General and Administrative         -15.20            -19.10
                                 ---------------------------
Total Operating Expenses           -24.30            -29.00

Income before Taxes                  9.40              4.50

Net Income                           7.70              3.50

                                   Six months ended June 30
                                    2001              2000

Revenues                           100.00            100.00
Cost of revenues                    64.00             67.60
Gross Profit                        36.00             32.40

Operating Expenses:
Research and Development            -1.30             -2.50
Marketing and Selling               -6.50             -6.30
General and Administrative         -16.70            -17.30
                                 ---------------------------
Total Operating Expenses           -24.70            -26.10

Income before Taxes                 10.30              5.30

Net Income                           8.70              4.20

                                 Three months ended September30
                                    2001              2000

Revenues                           100.00            100.00
Cost of revenues                    67.80             66.40
Gross Profit                        32.20             33.60
Operating Expenses:
Research and Development            -1.20             -1.80
Marketing and Selling               -5.60             -8.60
General and Administrative         -16.10            -15.90
                                 ---------------------------
Total Operating Expenses           -22.90            -26.40

Income before Taxes                  8.40              6.00

Net Income                           7.40              4.90

                                       36

                                 Nine months ended September30
                                    2001              2000

Revenues                           100.00            100.00
Cost of revenues                    65.40             66.00
Gross Profit                        34.60             34.00
Operating Expenses:
Research and Development            -1.30             -2.20
Marketing and Selling               -6.30             -8.30
General and Administrative         -16.50            -16.80
                                 ---------------------------
Total Operating Expenses           -24.00            -27.30

Income before Taxes                 10.10              6.70

Net Income                           8.20              4.50

Nine Months ended September 2001 and 2000.

Consolidated Statement of Operations.

Revenues. Revenues for the nine months ended September 30 2001, increased 83.4%
to £1,1783,035 ($2,549,740) from £972,016 ($1,389,983) for the same period in 2000. The increase in revenues is attributed mainly to growth in revenues generated from our voice telephony services and the initiation of the new calling cards activity.

Cost of Revenues. Cost of revenues consists primarily of traffic time purchased from telephone companies and other related charges. Cost of revenues increased
81.8% to £1,166,178 ($1,667,635) for the nine months ended September
30,2001 from £641,577 ($917,455) for the nine months ended September 30,
2000,representing 65.4% and 66% of the total revenues for the nine months ended
September 30, 2001 and September 30,2000, respectively.

Gross Profit. Gross profit is total Revenues less cost of revenues. Gross profit excludes general corporate expenses, finance expenses and income tax. For the nine months ended September 30, 2001 and 2000, Gross Profit
resulted £616,857 ($882,106) and £330,439 ($472,528) respectively, which represent 86.7% increase. The gross profit as percentage of revenues slightly increased to 34.6% for the nine months ended September 30, 2001 from
34% for the nine months ended September 30, 2000.

Research and Development. Research and development expenses were £22,729
($32,502) and £21,630 ($30,931) for the nine months ended September 30,
2001 and September 30, 2000, respectively. Representing 1.3% and 2.2% of revenues of the nine months ended September 30, 2001 and 2000, respectively. The expenses consist of labor costs of the research and development manager and other related costs. Main developments relate to the upgrade of software for our telephone platforms, billing systems, messaging services and interconnections with the web site and resellers.

                                       37

Marketing and Selling Expenses. Marketing and selling expenses increased 38.4%
to £112,093 ($160,293) from £81,007 ($115,840) for the nine months ended September 30, 2001 and 2000, respectively. The increase is mainly attributable to the increase in the biggest expense in this category the commissions paid to Agents and Resellers. Commissions increased 70%
to £67,783 ($96,930) from £39,774 ($56,876) for the nine months ended
September 30, 2001 and 2000 respectively, this increase is attributable to our
83.4% growth in Revenues. Marketing and selling expenses as percentage of revenues were 6.3% and 8.3% for the nine months ended September 30, 2001 and
2000, respectively.

General and Administrative Expenses. General and administrative expenses increased to £293,482 ($419,679) for the nine months ended September 30,
2001 from £163,019 ($233,117) for the nine months ended September 30, 2000, an increase of 80%. This increase is mainly attributable to an increase of £53,144 ($75,996), or 71%, in Salaries and benefits and to an increase of £41,016 ($58,653) in the provision for bad debt. As percentage of revenues General and administrative expenses slightly decreased to 16.5% for the nine months ended September 30, 2001, from 16.8% for the nine months ended
September 30, 2000.

Financing Expenses. Financing expenses, net, increased to £18,540 ($26,512)
for the nine months ended September 30, 2001, from £10,762 ($15,390) for the nine months ended September 30, 2000.

Income Before Taxes. Income before taxes for the nine months ended September 30,
2001 increased by 214.4% to £170,400 ($243,672) from £54,191
($77,493) for the nine months ended September 30, 2000.The increase of the
Income before taxes is attributable primarily to the increase of 83.4% in our revenues and the lower 61.2% increase in operating expenses. Income before taxes as percentage of revenues was 9.6% for the nine months ended September 30, 2001 and 5.6% for the nine months ended September 30, 2000. The increase in percentage of revenues is attributable to the increase of our revenues and the decrease in cost of revenues and operating expenses as percentage of revenues.

Taxes on Income. UK companies are usually subject to income tax at the corporate rate of 20%. Taxes on income for the nine months ended September 30, 2001 amounted to £24,413 ($34,911) that represents 14.3% of the income before taxes as compared with £10,542 ($15,075) for the nine months ended
September 30, 2000 that represents 19.5% of the income before taxes. The tax rate of 14.3% for September 30, 2001 is due to some governmental incentives that the company deserves.

Net Income. Net income for the nine months ended September 30, 2001 amounted to £145,987 ($208,761) and represents 8.2% of the revenues, as compared with £43,649 ($62,418), 4.5% of the revenues, for the nine months ended
September 30, 2000. The increase of 234.4% in the net income is attributable to the 83.4% growth in our revenues, the lower increase of 81.8% in the cost of sales and the lower increase of 61.2% in our operating expenses.

Proforma Earning per share

The post merger proforma earning per share for the nine months ended September
30, 2001 was £0.029 ($0.042) for the 5,000,000 basic shares and £0.026
($0.038) for diluted number of shares including the option to buy 500,000 shares.

                                       38

Balance Sheet.

Current Assets. Current Assets amounted to £1,257,453 ($1,798,158) as of
September 30, 2001 as compared to £744,693 ($1,111,474) as of December 31,
2000. The increase in the current assets is mainly due to an increase of
£82,786 ($118,383) in the cash and an increase of £380,133 ($543,590)
in the account receivables. Both attributed to the growth in our revenues. For
September 30, 2001 account receivables amounted to £675,219 ($965,563), as of November 26, 2001, £430,000 ($614,900) have been collected. For the year ended
December 31,2000 the average account receivable turnover ratio was 6.35 times what averagely represents sales of 1.89 months (57 days). For nine months ended
September 30, 2001 the account receivables turnover was 3.67 times - 4.9 times on yearly base, representing sales of 2.45 months (74 days).

The relative increase in the account receivables is mainly due to the unpaid debt of one overseas customer. The company filed a lawsuit against the customer and its CEO who secured the debt with a personal guarantee. (See legal proceedings).

Loan to Shareholder. Loan to our major shareholder and Chairman of the board Mr.
A. Keinan amounted to £271,292 ($387,948) as of September 30,2001 of this amount £55,157 ($78,875) are classified as current assets.

Fixed Assets. As of September 30, 2001 fixed Assets increased by £69,061
($98,757) to £159,496 as compared with December 31, 2000.
The increase is due to the investment in new equipment as the new switch, voice over IP and others.

Current Liabilities. As of September 30, 2001 current liabilities amounted to £1,176,786 ($1,682,804) as compared to £655,854 ($978,886) in
December 31, 2000. The increase mainly derives from the 81.8% growth in our cost of revenues generated by the 83.4% increase in our revenues.

Liquidity and Capital resources September 30, 2001.

Net cash provided by operating activities for the nine months ended September
30, 2001 was £162,613 ($232,537).
The cash provided by operating activities was primarily attributable to our nine months Net Income £145,987 ($208,761) complemented by Depreciation for the amount of £27,066 ($38,704).
Net financing activities provided £16,300 ($23,309). Investing activities used £96,127 ($137,462) to finance the purchase of new equipment.
Cash at September 30, 2001 amounted to £279,231 ($399,300) an increase of
£82,786 ($118,385) since December 31,2000. Our current assets for
September 30, 2001 are higher than our current liabilities by £80,667
($115,354).
Our commitments for capital expenditures as of September 30, 2001 were £71,725
($102,567), the purpose of the commitment was buying new equipment.
We shall continue to finance our operations and fund the commitments for capital expenditures mainly from the cash provided from operating activities. We have, as well, an unused $200,000 credit facility that a UK bank made available to
Swiftnet.
We believe that our future cash flow from operations together with our current cash and the unused Bank facility will be sufficient to finance our activities through the years 2001 and 2002.
For the implementation of an expanding plan Xfone plans to raise money through a public or private placement after becoming publicly traded.

                                       39

Impact of Inflation and Currency Fluctuations.

As of September 30, 2001 we deal with only two currencies British Pounds and
U.S. Dollars. Even when we do business in other countries rather than The U.K.
or The U.S. we sell and buy in either U.K. Pounds or U.S. Dollars.
Most of our revenues and Current Assets are in British Pounds, the long-term loan to a shareholder is all in U.K. Pounds.
Our Cost of Revenues are all in British Pounds, most of our liabilities, operating and financing expenses are in British Pounds.  The reminder of the
Assets, Liabilities, Revenues and expenditures are in U.S. Dollars.
A devaluation of the U.K. Pound in relation to the U.S. Dollar will have the effect of decreasing the Dollar value of all assets or liabilities that are in
U.K. Pounds.
Conversely, any increase in the value of the U.K. Pound in relation to the
Dollar has the effect of increasing the Dollar value of all U.K. Pounds assets and the Dollar amounts of any U.K. liabilities and expenses.
Inflation would affect our operational results if we shall not be able to match our Revenues with our expenses.
If rate of inflation will cause a raise in salaries or other expenses and the market conditions will not allow us to raise prices proportionally it will have a negative effect on the value of our assets and on our profitability.

Years ended December 31, 2000 and 1999

Consolidated Statement of Operations

Revenues. Revenues for the year ended December 31, 2000 increased 79% to
£1,354,746 ($2,022,009) from £758,846 ($1,132,606) for the same period in
1999. The increase in revenues is attributed mainly to growth in revenues generated from our voice telephony services.

Cost of Revenues. Cost of revenues consists primarily of traffic time purchased from telephone companies and other related charges. Cost of revenues increased
116% to £879,207 ($1,312,249) for the year ended December 31, 2000 from £407,904 ($608,812) for the year ended December 31,1999, representing
65% and 54% of the total revenues for the year ended December 31, 2000 and
December 31, 1999, respectively. The increase in cost of revenues is attributable to the increase in revenues derived from our voice telephony services for which cost of revenues is higher than the cost incurred by the other services that we provide.

Gross Profit. Gross profit is total revenues less cost of revenues. Gross profit excludes general corporate expenses, finance expenses and income tax. For the year ended December 31, 2000 and 1999, respectively, gross profit was £475,539 ($709,760) and £350,942 ($523,794), which represent 36%
increase. The gross profit as percentage of revenues decreased to 35% for the year ended December 31,2000 from 46% for the year ended December 31, 1999. The decrease of the gross profit as percentage of revenues is attributed to the increase in revenues derived from voice telephony services, in which the gross profit margin is lower than the one derived from other services provided by us.

Research and Development. Research and development expenses were £29,124
($43,469) and £28,663 ($42,781) for the year ended December 31, 2000 and
1999, respectively. Representing 2% and 4% of revenues of the year ended
December 31, 2000 and 1999, respectively. The expenses consist of labor costs of the research and development manager and other related costs. Main developments relate to the upgrade of software for our telephone platforms, billing systems, messaging services and interconnections with the web site and resellers.

                                       40

Marketing and Selling Expenses. Marketing and selling expenses increased to £112,310 ($167,627) from £59,634 ($89,006) for the year ended
December 31, 2000 and 1999, respectively. Marketing and selling expenses as percentage of revenues were 8.3% and 7.8% for the year ended December 31, 2000 and 1999, respectively.

General and Administrative Expenses. General and administrative expenses slightly increased to £236,418 ($352,854) for the year ended December 31,
2000 from £213,176 ($318,173) for the year ended December 31,1999. As percentage of revenues General and administrative expenses decreased to 17.5%
for the year ended December 31, 2000 from 28% for the year ended December
31,1999.

Financing Expenses. Financing expenses, net, increased to £12,016 ($17,934)
for the year ended December 31, 2000 from £6,576 ($9,815) for the year ended December 31, 1999.

Income Before Taxes. Income before taxes for the year ended December 31, 2000 increased by 98% to £85,898 ($128,215) from £43,350 ($64,701) for the year ended December 31, 1999. The increase of the income before taxes is attributable primarily to the increase of 85% in our revenues. Income before taxes as percentage of revenues was 6.3% for the year ended December 31, 2000 and 5.7% for the year ended December 31, 1999. The increase in percentage of revenues is attributable to the increase of our revenues and the decrease in operating expenses as percentage of revenues.

Taxes on Income. United Kingdom companies are usually subject to income tax at the corporate rate of 20%. Taxes on income for the year ended December 31, 2000 amounted to £16,339 ($24,387) that represents 19% of the income before taxes as compared with £4,191 ($6,255) for the year ended December 31, 1999 that represents 9.7% of the income before taxes. The increase in the percentage of the taxes on income out of the income before taxes is attributable to carry forward losses used in September 1999.

Net Income. Net income for the year ended December 31, 2000 amounted to
£69,559 ($103,828) and represents 5.1% of the revenues, as compared with £39,159 ($58,446), 5.1% of the revenues, for the year ended December
31, 1999. The increase in the net income is attributable to the 79% growth in our revenues and the lower increase of 25% in our operating expenses. This growth was partially offset by the higher taxes on income for the year 2000.

Balance Sheet

Current Assets. Current Assets amounted to £744,693 ($1,111,474) as of
December 31, 2000 as compared to £242,852 ($362,465) as of December 31,
1999. Increases are as a result of normal Company activities except as to an increase in prepayments and other receivables of which £120,340 ($179,6120)
was direct costs related to a contemplated public offering of our securities which did not occur.

                                       41

Loan to shareholder. Loan to shareholder amounted to £216,133 ($322,586) as of December 31, 2000 as compared to £138,201 ($206,270) as of December 31,
1999. As of December 31, 2000, £79,354 ($118,438) of the loan is classified as current asset.

Fixed assets. Fixed assets after accumulated depreciation slightly decreased to £87,072 ($129,958) as of December 31, 2000 as compared with £89,197
($133,130) as of December 31, 1999. Purchase of equipment during the year ended
December 31, 2000 amounted to £60,339 ($90,058) and depreciation for same period amounted to £29,024 ($43,319).

Current Liabilities. As of December 31, 2000 Current Liabilities increased by £338,587 ($505,354) to £655,854 ($978,886) as compared
with £317,267 ($473,532) as of December 31, 1999. The increase is mainly attributable to an increase of £275,860 ($411,732) in trade payables that are as a result of the growth in the revenues of Xfone.

Years ended December 31, 1999 and 1998

Statement of Operations

Revenues. Revenues for year ended December 31, 1999 increased 16% to
£758,846 ($1,117,594) from £652,964 ($961,655) for the same period in
1998. The increase in revenues is attributed mainly to introducing telephone service to its messaging clients in the United Kingdom. The revenue split was
57% voice and 43% other.

Cost of Revenues. During the year ended December 31, 1999 cost of revenues was £407,904 ($603,698) increasing 10%, as compared to cost of revenues of £350,372 ($515,046) for the year ended 1998. The growth in cost of revenues is attributed to equivalent growth in its revenues.

Gross Profits. For the year ended December 31, 1999 and 1998, respectively, gross profits were £350,942 ($519,349) and £302,592 ($444,810), which represents a 16% increase. We maintained our gross profit margins in 1999 at the same level as 1998 despite market pressure to reduce our prices.

Research and Development Expenses. Research and development expenses were £28,663 ($42,214) and £26,715 ($39,345) for the year ended
December 31, 1999 and 1998, respectively. Research and development expenses as a percentage of revenue were 3.8% and 4.1% for the year ended December 31, 1999 and 1998, respectively. Such expenses consist primarily of associated labor cost, mainly relating to in-house software development of value added services, and are driven by customer requests.

Marketing and Selling Expenses. Marketing and Selling expenses slightly increased to £59,634 ($88,259) from £59,360 ($87,259) years ended
December 31, 1999 and 1998, respectively. Marketing and selling expenses as a percentage of revenues were 7.8% and 9% for the years ended December 31, 1999 and 1998, respectively. These expenses are attributed mainly to commission paid to agents selling its services and distribution costs .

General and Administrative Expenses. General and Administrative expenses slightly decreased to £213,176 ($313,956) from £213,848 ($314,946) for the years ended December 31, 1999 and 1998, respectively and decreased to 28.1%
of gross revenues, from 32.8% of gross revenues for years ended December 31,
1999 and 1998, respectively. The expenses have been held at almost the same level as 1998 despite growth in our revenues.

                                       42

Financing Expenses. Financing Expenses, net, increased to £6,576 ($9,685)
for the year ended December 31, 1999 as compared to £3,992 ($5,879) for the year ended December 31, 1998.

Net Income. Net Income for the year ended December 31, 1999 was £39,159
($57,672) as compared to a loss of £1,282 ($1,888) for the year ended
December 31, 1998. The increase in net income results during 1999 is attributed to the increase in revenues and growth profit while operating expenses slightly decrease.

Balance Sheet

Current Assets. Our current assets amounted to £242,852 ($357,661) as of
December 31, 1999 as compared to £194,021 ($285,745) as of December 31,
1998. The increase is due to an increase in accounts receivable in the amount of £39,762 at December 31, 1999. The increase in accounts receivable is attributed primarily to an increase in trade receivables in the amount of £39,762 ($60,436) at December 31, 1999.

Loan to Shareholder. Loan to shareholder amounted to £138,201 ($203,536) as of December 31, 1999 as compared to £68,628 ($101,072) as of December 31,
1998.

Fixed Assets. Fixed assets increased to £89,197 ($131,365) at December 31,
1999 as compared to £86,344 ($127,163) at December 31, 1998.Purchases of
equipment during the year ended December 31, 1999 were £38,890 ($57,275)
and depreciation for the same period was £29,732 ($43,788).

Trade Payables amounted to £224,250 ($330,264) as of December 31, 1999 as compared to £197,809 ($291,324) at December 31, 1998. The increase in trade payable is attributed the growth in its revenues.

Other Liabilities and Accrued Expenses amounted to £88,489 ($130,322) as of
December 31, 1999 as compared to £58,757 ($86,535) at December 31, 1998.
The increase in other liabilities and accrued expenses is attributed primarily to an increase of the liability to the tax authorities.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at 960 High Road, London N12 9RY - United
Kingdom. This 1600 square foot facility has four offices, one computer room, one operation room that controls the computer room, entrance hall, main hall, accounting, secretarial and administration and a kitchen. Our office is located on the fifth floor of a six floor building with a concierge, two elevators and parking facilities. Our premises were leased on a 5 year term, which was due to expire on December 12, 2001. The yearly lease payments are approximately
$23,421.00 (15,900 Pound Sterling). On October 8, 2001, we renewed our lease for a period of 12 months. Our current lease expires on December 20, 2002. The yearly lease payments have been increased to $34,320 (24,000 Pound Sterling).

Our offices are in good condition and are sufficient to conduct our operations.

We do not own any property nor do we have any plans to acquire any property in the future. We do not intend to renovate, improve or develop any properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. We have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

                                       43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 1, 2000, we issued 1,730,000 shares of our common stock to our founder and director, Abraham Keinan for services rendered in our corporate formation.

Since inception through December 31, 2000, we have (along with our subsidiary,
Swiftnet, Ltd.) loaned Abraham Keinan a total of 216,133 Pound Sterling or approximately $322,586 based upon the exchange rate at December 31, 2000. This loan is reflected in a promissory note payable in ten equal installments of approximately $19,150 beginning January 1, 2002 and ending on January 1, 2011.
This note is non-interest bearing.

On May 5, 2000, our Swiftnet, Ltd., entered into an 18-month renewable consulting agreement with Campbeltown Business, Ltd., a private company owned by
Guy Nissenson our president and director and his family, to provide consulting services in the area of marketing and finance. Under the agreement, we are obligated to pay Campbeltown 2,000 UK Pound Sterling (approximately $2,946) per month, along with an additional monthly performance bonus based upon Swiftnet,
Ltd., attaining the following revenue levels:

------------------------------------------------- ---------------------------------
          TARGET AMOUNT OF                             ADDITIONAL MONTHLY BONUS
          REVENUES PER MONTH
------------------------------------------------- ---------------------------------
Less than 125,000 Pounds (UK)                            0 Pounds (UK)
------------------------------------------------- ---------------------------------
Between 125,000 - 150,000 Pounds (UK)                1,250 Pounds (UK)
     (approximately $ 184,125 - $ 220,950 US)          (approximately $ 1,841 US)
------------------------------------------------- ---------------------------------
Between 150,000 - 175,000 (UK)                       2,500 Pounds (UK)
     (approximately $ 220,950 - $ 257,775 US)          (approximately $ 3,583 US)
------------------------------------------------- ---------------------------------
Over 175,000 Pounds (UK)                             2,750 Pounds (UK)
     (approximately $ 257,775 US)                      (approximately $ 4,050 US)
------------------------------------------------- ---------------------------------

On May 11, 2000, our subsidiary, Swiftnet, Ltd., and our director, Abraham
Keinan, entered into an employment agreement with Guy Nissenson. Under the terms of the agreement, Swiftnet has employed Nissenson for the purpose of business development, sales and marketing, at a base rate of 1000 pounds (UK) per month
(approximately $1,433 US); when Swiftnet reaches average sales of 175,000 pounds
(UK) per month for a three month period, Guy Nissenson's salary will be increased to 2,000 pounds (approximately $2,866 US) per month. In addition, the agreement provides that Guy Nissenson will receive an unspecified number of options to acquire our stock (limited to 50% of the options that Abraham Keinan receives) and that these options are transferable at Guy Nissenson's discretion.
The specific terms of these options (including the number of options and the exercise price) are not specified in this agreement. Swiftnet may only cancel these options if two conditions are satisfied: (1) Guy Nissenson no longer works with Swiftnet; and (2) if within twelve months of Guy Nissenson's employment with the company, Swiftnet and any other companies that may buy or merge into
Swiftnet in the future, do not reach average revenues (over a three consecutive month period) of at least 120,000 pounds (UK).

                                       44

On June 19th, 2000, our subsidiary, Swiftnet, Ltd., entered into a Stock
Purchase Agreement with Abraham Keinan and Campbeltown Business Ltd., a company owned by Guy Nissenson and his family. That agreement, which was clarified on
July 30, 2001, provided the following:

     o    Abraham Keinan confirmed that all his businesses activities and initiatives in the field of telecommunications are conducted through
          Swiftnet, and would continue for at least 18 months after the conclusion of this transaction.

     o    Campbeltown declared that it is not involved in any business that competes with Swiftnet and would not be involved in such business at least for 18 months after this transaction is concluded.

     o    Campbeltown would invest $100,000 in Swiftnet Ltd., in exchange for
          20% of the total issued shares of Swiftnet, Ltd.; Campbeltown would also receive 5% of the issued and outstanding shares of our company following our acquisition with Swiftnet.

     o    Swiftnet, Ltd., and Keinan would guarantee that Campbeltown's 20%
          interest in the outstanding shares of Swiftnet would be exchanged for at least 10% of our outstanding shares and that Campbeltown would have in total at least 15% of our total issued shares after our acquisition occurred.

     o    Campbeltown would have the right to nominate 33% of the members of our board of directors and Swiftnet's board of directors. When Campbeltown ownership in our common stock was less than 7%, Campbeltown would have the right to nominate only 20% of our board members but always at least one member. In the case that Campbeltown ownership in our common stock was less than 2%, this right would expire. In the case that Adar group transaction is not concluded and Campbeltown sells all of its shares in Swiftnet, the right for 33% board members in Swiftnet will expire.

     o    Campbeltown would have the right to nominate a vice president in
          Swiftnet and/or our common stock. It is agreed that Mr. Guy Nissenson is nominated now.  If for any reason Guy Nissenson will leave his position, Campbeltown and Abraham Keinan will agree on another nominee. The Vice President will be employed with suitable conditions.
          This right will expire when both conditions happen:  Campbeltown is no longer a shareholder in Swiftnet and it owns less than 2% of our common stock.

     o    Campbeltown has the option to purchase additional shares of Swiftnet that will represent 10% of all issued shares after the transaction for
          $200,000 US.  This transaction  can be  executed either by Swiftnet issuing new shares, or by Abraham Keinan selling his private shares
          (as long as he has an adequate amount of shares), as Abraham Keinan will decide. This option will expire on Dec 31, 2005. Campbeltown can exercise this option in parts. If this option is exercised before the conclusion of Adar Group  transaction Keinan and Swiftnet will make sure and guarantee  that the shares owned by Campbeltown because of exercising this option will be exchanged by the same percentage of ownership in our common stock. It is agreed that if Campbeltown exercised only part of the option buying Swiftnet shares it will have the right to exercise the reminder of the option for our shares at the same terms. As long as Swiftnet is not a public company or is merged /
          bought / taken over by a third party only half of the option above could be taken.

                                       45

     o    Alternatively to the right described in the point above after the conclusion of Adar group transaction Campbeltown will have the option to purchase shares of Xfone that will represent 10% of all issued and outstanding shares at the first day of flotation (after the transaction) for the amount of $200,000 US. It is Campbeltown decision what alternative to choose. This transaction can be executed either by
          Xfone issuing new shares, or by Abraham Keinan selling his private shares in Xfone (as long as he has an adequate amount of shares),  as
          Abraham Keinan will decide. The option can be executed in parts and will expire on Dec 31,2005.

     o    Campbeltown will have the right to participate under the same terms and conditions in any investment or transaction that involve equity rights in Swiftnet or us conducted by Abraham Keinan at the relative ownership portion.

     o    In the event that Swiftnet or we will seek for money in a private placement for equity or any other rights, Campbeltown will have the right of first refusal on any transaction or part of it until Dec 31,
          2005 or as long as it owns over 7% of Swiftnet equity or 4% of our common stock.

     o    Keinan and Campbeltown have signed a right of first refusal agreement for the sale of their shares.

     o    Until we conduct a public offering or are traded on a stock market, we are not permitted to will not issue any additional shares or equity rights without a written agreement from Campbeltown. This right expires when Campbeltown no longer owns any equity interest or shares in our company or our subsidiary, Swiftnet.

On August 5, 2000, Swiftnet Ltd., and Abraham Keinan entered into an agreement with an unrelated individual, Nissim Levy, who was to secure a bank loan facility of $200,000 (US) on behalf of Swiftnet, Ltd. Pursuant to the agreement,
Swiftnet issued to Mr. Levy a total of 100,000 shares (2% of its then outstanding shares), where were subsequently exchanged for 100,000 share of stock in our company. Under the terms of the agreement, if we do not conduct an initial public offering by August 5, 2001, Mr. Levy has the option to surrender his shares to Swiftnet's nominee at which time, we will be obligated to pay Mr.
Levy 5% of the outstanding balance on the bank loan from its inception and until repayment.

Other than the above transactions, we have not entered into any material transactions with any promoter, director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND STOCKHOLDER MATTERS

No market exists for our common stock and there is no assurance that a regular trading market will develop, or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

                                       46

Outstanding Options, Warrants and Convertible Securities.

Under a Stock Purchase Agreement, clarified on July 30, 2001, Guy Nissenson, through Campbeltown Business Ltd., has an option to purchase 10% of the outstanding shares of our subsidiary, Swiftnet at a price of $200,000 until
December 31, 2005 at which time the option will expire. If we become listed on the Over-the-Counter Bulletin Board at any time prior to December 31, 2005,
Campbeltown has the option to acquire 10% of our outstanding stock for the same total consideration of $200,000. If Campbeltown exercises its right to acquire any of our shares under this option, our chairman, Abraham Keinan has a right, for a period of 30 days, to require us to use the proceeds from that exercise to repurchase an equal amount of our shares from him at the same price per share as paid by Campbeltown.

In addition, under the Stock Purchase Agreement, Campbeltown has the right to purchase or acquires the same number of shares of our stock as may be issued to
Abraham Keinan in the future so that the relative percentage ownership of
Abraham Keinan and Campbeltown remains the same.

The amended Stock Purchase Agreement, as clarified on July 30, 2001, also prohibits us from issuing any additional shares or equity rights without a written agreement from Campbeltown. In addition, under the agreement,
Campbeltown has a right of first refusal on any securities offering we conduct until December 31, 2005, as long as they own more that 4% of our stock. In addition, the Stock Purchase Agreement, as currently amended, specifically provides that Campbeltown may assign their interest in that contract to any entity.

Sales under Rule 144

As of the date of this registration statement, there are 477,800 shares of our common stock held by non-affiliates and 4,527,200 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. No shares have been sold pursuant to Rule 144 of the
Securities Act of 1933 and no shares are eligible to be resold pursuant to Rule
144. We have agreed to register all of the shares held by our existing non-affiliate selling shareholders. We plan to issue common stock subject to an employee benefit plan.

Once this registration statement is effective, the 477,800 shares being offered by our selling shareholders who are non-affiliates will be freely tradable without restrictions under the Securities Act of 1933; any such shares held by our "affiliates" would continue to be restricted by the resale limitations of
Rule 144 under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

                                       47

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Penny Stock Considerations.

Our Shares are "penny stocks" as that term is generally defined in the
Securities Exchange Act of 1934 as equity securities with a price of less than
$5.00. Our shares may be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or
$300,000 together with his or her spouse is considered an accredited investor.
In addition, under the penny stock regulations the broker-dealer is required to:

     o    Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

     o    Disclose commission payable to the broker-dealer and its registered representatives and current bid and offer quotations for the securities;

     o    Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks.

     o    Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

                                       48

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be adversely affected, with a corresponding decrease in the price of our securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders.

As of the date of this registration statement, we had 124 holders of record of our common stock. We have one class of common stock outstanding.

Dividends.

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to it during the current year and the years ended
December 31, 1999 and 2000 respectively by our Chief Executive Officer, who is also the managing director of Swiftnet. No other executive officers received aggregate compensation during our last fiscal year which exceeded, or would exceed on an annualized basis, $100,000.

-------------------------- ------------------------------------------- -------------------------------------------------
Summary Compensation Chart             Annual Compensation                          Long Term Compensation
----------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ---------
Name &            Year     Salary ($)      Bonus($)     Other ($)      Restricted     Options ($)   L/Tip($)   All
Position                                                               Stock Awards                            Other
----------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ---------
Abraham Keinan,   2001     $42,300              0             0              0              0            0         0
Chairman/                  (30000 Pound
CEO                        Sterling)
----------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ---------
                  2000     $22,095              0             0              0              0            0         0
                           (15000 Pound
                           Sterling)
                  1999     $22,095
                           (15000 Pound
                           Sterling)
----------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ---------

                                       49

Our chairman of the Board of Directors, Mr. Abraham Keinan , does not have a written employment agreement with us. Since January 2001, we have agreed to pay him a salary of $3,525 (2,500 Pound Sterling) per month. Abraham Keinan receives pension benefits and a company car.

On May 11, 2000, we entered into a written employment agreement with our
President, Guy Nissenson. Under the agreement, Guy Nissenson will work on business development, sales and marketing. We have agreed to pay him a salary of
$1,473 (1000 Pound Sterling) per month, subject to a future increase of $1,473
(1000 Pound Sterling) if Swiftnet reaches average sales of $257,775 (175,000
Pound Sterling) per month. In addition, we have agreed that if we grant options to Abraham Keinan, we will grant Guy Nissenson options to buy Swiftnet or us according to the following formula: 50% of the options with same price and conditions that Abraham Keinan will receive, subject to our reaching a benchmark of $176,760 (120,000 Pound Sterling) average sales per month during Guy
Nissenson activities or in the 12 months thereafter. The agreement with Guy
Nissenson can be terminated with one month notice.

Our research and development manager, Mrs. Bosmat Houston, has an employment agreement us which provides that we pay her a salary of $3,337 (2266 Pound
Sterling) per month. She is not subject to a covenant not to compete. We may terminate Mrs. Houston's agreement with 8 weeks notice. She may terminate the agreement with one week notice.

Board Compensation

Other than provide above our directors do not receive any compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings.

                                       50

FINANCIAL STATEMENTS

                           Xfone, Inc. and Subsidiary

                        CONSOLIDATED FINANCIAL STATEMENTS

                            As Of September 30, 2001

                                    CONTENTS

                                                                        PAGE

     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                              1

         Balance Sheets                                                  2-3

         Statements of Operations                                          4

         Statement of Changes in Shareholders' Equity                      5

         Statements of Cash Flows                                        6-7

         Notes to Consolidated Financial Statements                     8-19

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of
Xfone, Inc. and Subsidiary

We have audited the accompanying balance sheets of Xfone, Inc. and Subsidiary as of December 31, 2000 and 1999, the related statements of operations, changes in shareholders' equity and cash flows for each of the three years then ended.
These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xfone, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles in the United States.

Chaifetz & Schreiber, P.C.

21 Harbor Park Drive N.
Port Washington, NY 11050
May 10, 2001

                                       F-1

                           Xfone, Inc. and Subsidiary

                                 BALANCE SHEETS

                                          Sept 30,           December 31,          Sept 30,         December 31,
                                            2001          2000         1999         2001          2000        1999
                                           ------        ------       ------       ------        ------      ------
                                        (Unaudited)                                (Unaudited)

                                                                                   Convenience translation into US$
Current assets

Cash                                    £ 279,231       £ 196,445      £ 87,570    $ 399,300    $ 293,201    $ 130,701

Accounts receivable, net                  675,219         295,086       131,007      965,563      440,427      195,533

Prepayments and other
  receivables (Note 4)                    231,670         173,808        24,275      331,288      259,408       36,231
                                        ---------       ---------    ----------    ---------    ---------    ---------
Loan to shareholder (Note 5)               55,157          79,354            -        78,875      118,438           -

Stock                                      16,176              -             -        23,132           -            -
                                        ---------       ---------    ----------    ---------    ---------    ---------
Total Current Assets                    1,257,453         744,693       242,852    1,798,158    1,111,474      362,465
                                        ---------       ---------    ----------    ---------    ---------    ---------
Loan to shareholder (Note 5)              216,135         136,779       138,201      309,073      204,148      206,270
                                        ---------       ---------    ----------    ---------    ---------    ---------

Fixed assets (Note 6)

Cost                                      394,464         298,337       271,438      564,084      445,279      405,131

Less - accumulated depreciation          -238,331        -211,265      -182,241     -340,813     -315,321     -272,001
                                        ---------       ---------    ----------    ---------    ---------    ---------
Total fixed assets                        156,133          87,072        89,197      223,270      129,958      133,130
                                        ---------       ---------    ----------    ---------    ---------    ---------
Total assets                          £ 1,629,721       £ 968,544     £ 470,250   $2,330,501   $1,445,580     $701,865
                                        =========       =========    ==========    =========    =========    =========

                                       F-2

                           Xfone, Inc. and Subsidiary

                                 BALANCE SHEETS

                                          Sept 30,           December 31,          Sept 30,         December 31,
                                            2001          2000         1999          2001         2000        1999
                                           ------        ------       ------        ------       ------      ------
                                        (Unaudited)                                (Unaudited)

                                                                                   Convenience translation into US$
Current liabilities

Notes payable - current portion
  (Note 8)                              £  36,792    £  14,751    £  4,528       $ 52,613      $ 22,016     $ 6,758

Trade payables                            921,126      500,110     224,250      1,317,210       746,433     334,701

Other liabilities and accrued
  expenses (Note 7)                       218,868      140,993      88,489        312,981       210,437     132,073
                                         --------     --------    --------       --------      --------    --------
Total current liabilities               1,176,786      655,854     317,267      1,682,804       978,886     473,532
                                         --------     --------    --------       --------      --------    --------

Long-term liabilities
Notes payable (Note 8)                     34,934       40,676      22,981         49,956        60,710      34,300
                                         --------     --------    --------       --------      --------    --------

Total long-term liabilities              £ 34,934     £ 40,676    £ 22,981       £ 49,956        60,710      34,300
                                         --------     --------    --------       --------      --------    --------

Shareholders' equity (Note 9)

Preferred stock - 20,000,000 shares
   authorized, none issued
Common stock:
50,000,000 shares authorized,
   no par value; 4,800,000
   issued and outstanding
Authorized & outstanding -
   ordinary shares of
      9,015 "A" Common stock                                      £  11,000                                  16,418
     10,697 "B" Common stock                                         11,000                                  16,418

Contributions in excess of par value    £ 137,455    £ 137,453    £  43,000       196,561       205,155      64,179

Receipt on account of shares                                -            -             -             -           -

Retained earnings                         280,546      134,561       65,002       401,181       200,829      97,018
                                         --------     --------     --------      --------      --------    --------
Total shareholders' equity                418,001      272,014      130,002       597,741       405,984     194,033
                                         --------     --------     --------      --------      --------    --------

                                       ============================================================================

Total liabilities and
  shareholders' equity                 £1,379,106    £ 968,544    £ 470,250    $2,330,501    $1,445,580    $701,865
                                       ============================================================================

                                      F-3

                        Xfone, Inc. and Subsidiary

                         STATEMENT OF OPERATIONS

                                     Nine Months Ended        Six Months Ended                 Year Ended
                                          Sept 30                  Sept 30                     December 31
                                     2001        2000         2001        2000         2000        1999        1998
                                    ------      ------       ------      ------       ------      ------      ------

Revenues                        £1,783,035    £972,016     £674,112    £394,456   £1,354,746    £758,846    £652,964
Cost of revenues                -1,166,178    -641,577     -456,744    -261,772     -879,207    -407,904    -350,372
                                ----------   ---------     --------    --------     --------    --------    --------
Gross profit                       616,857     330,439      217,368     132,684      475,539     350,942     302,592
                                ----------   ---------     --------    --------     --------    --------    --------
Operating expenses: (Note 11)
Research and development           -22,729     -21,630       -8,383      -7,298      -29,124     -28,663     -26,715
Marketing and selling             -112,093     -81,007      -37,669     -33,923     -112,310     -59,634     -59,360
General and administrative        -293,482    -163,019     -108,367     -62,872     -236,418    -213,176    -213,848
                                ----------   ---------     --------    --------     --------    --------    --------
Total operating expenses          -428,304    -265,656     -154,419    -104,093     -377,852    -301,473    -299,923
                                ----------   ---------     --------    --------     --------    --------    --------

Operating profit (loss)            188,553      64,783       62,949      28,591       97,687      49,469       2,669
Financing expenses - net (Note 11) -18,540     -10,762       -6,392      -5,082      -12,016      -6,576      -3,992
Other income                           387         170           73          10          277         457          41
                                ----------   ---------     --------    --------     --------    --------    --------
Income (loss) before taxes         170,400      54,191       56,630      23,519       85,898      43,350      -1,282
Taxes on income                    -24,413     -10,542       -6,861      -4,386      -16,559      -4,191          -
                                ----------   ---------     --------    --------     --------    --------    --------

Net income (loss)                 £145,987     £43,649      £49,769     £19,133      £69,559     £39,159     -£1,282
                                ==========   =========    =========    ========    =========   =========   =========

Earnings Per Share:
                                ==========   =========    =========    ========    =========   =========   =========
                                     £0.03       £0.00                                 £0.02        0.01           0
                                ==========   =========    =========    ========    =========   =========   =========

Diluted                              £0.03       £0.00                                 £0.02        0.01           0
                                ==========   =========    =========    ========    =========   =========   =========

-Continued-

      Nine Months Ended          Three Months Ended              Year Ended
           Sept 30,                September 30                 December 31,
        2001       2000          2001        2000            2000        1999
       ------      ------        ------      ------         ------      ------
    (Unaudited)               (Unaudited)

                        Convenience translation into US$

    $2,549,740  $1,389,983      $963,980    $564,072     $2,022,009  $1,132,606
    -1,667,635    -917,455      -653,144    -374,334     -1,312,249    -608,812
    ----------  ----------   -----------   ---------   ------------  ----------
       882,106     472,528       310,836     189,738        709,760     523,794
    ----------  ----------   -----------   ---------   ------------  ----------

       -32,502     -30,931       -11,988     -10,436        -43,469     -42,781
      -160,293    -115,840       -53,867     -48,510       -167,627     -89,006
      -419,679    -233,117      -154,965     -89,907       -352,854    -318,173
    ----------  ----------   -----------   ---------   ------------  ----------
      -612,475    -379,888      -220,819    -148,853       -563,950    -449,960
    ----------  ----------   -----------   ---------   ------------  ----------

       269,631      92,640        90,017      40,885        145,810      73,834
       -26,512     -15,390        -9,141      -7,267        -17,934      -9,815
           553         243           104          14            339         682
    ----------  ----------   -----------   ---------   ------------  ----------
       243,672      77,493        80,981      33,632        128,215      64,701
       -34,911     -15,075        -9,811      -6,272        -24,387      -6,255
    ----------  ----------   -----------   ---------   ------------  ----------
      $208,761     $62,418       $71,170     $27,360       $103,828     $58,446
    ==========  ==========   ===========   =========   ============  ==========

    ==========  ==========   ===========   =========   ============  ==========
         $0.04       $0.01         $0.01       $0.01          $0.03       $0.02
    ==========  ==========   ===========   =========   ============  ==========
         $0.04       $0.01         $0.01       $0.00          $0.03       $0.02
    ==========  ==========   ===========   =========   ============  ==========

                                       F-4

                           Xfone, Inc. and Subsidiary

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                             Number of                              Contributions
                                                              Ordinary                               in excess of
                                                               Shares          Share Capital          par value
                                                            ----------        ---------------       -------------

Balance at January 1, 1998                                       1,000          £    1,000            £      -
Receipt on account of shares                                        -                   -                    -
Net loss                                                            -                   -                    -
                                                           ------------        ------------          -----------
Balance at December 31, 1998                                     1,000               1,000                   0
Issuance of ordinary shares                                     21,000              21,000               43,000
Net income                                                          -                   -                    -
                                                           ------------        ------------          -----------
Balance at December 31, 1999                                    22,000          £   22,000            £  43,000
                                                           ------------        ------------          -----------

Pooling of Interests Combination:
Balance at January 1, 2000                                   2,400,000                  -                65,000
Issuance of ordinary shares                                  2,400,000                  -                72,453
Net income                                                       -                      -                    -
                                                           ------------        ------------          -----------
Balance at December 31, 2000                                 4,800,000          £       0             £ 137,453
                                                           ------------        ------------          -----------

Balance at January 1, 2001                                   4,800,000                  -               137,453
Issuance of ordinary shares                                         -                   -                    -
Net income                                                          -                   -                    -

Balance at Sept 30, 2001                                     4,800,000                  0               137,453
                                                           ============        ============          ===========

Convenience translation into U.S. $:
Balance at January 1, 2001                                   4,800,000           $      -               196,558
Issuance of ordinary shares                                         -                   -                    -
Net income                                                          -                   -                    -
                                                           ------------        ------------          -----------
Balance at Sept 30, 2001                                     4,800,000           $      0             $ 196,558
                                                           ============        ============          ===========
-Continued-

          Receipt                    Retained                      Total
       on account of                Earnings/                  Shareholders'
          Shares                    (Deficit)                     Equity
      ---------------              ------------               ---------------

         £   -                     £  27,125                   £  28,125
          64,000                        -                         64,000
             -                        -1,282                      -1,282
        --------                    --------                    --------
          64,000                      25,843                      90,843
         -64,000                        -                              0
             -                        39,159                      39,159
        --------                    --------                    --------

         £   0                     £  65,002                   £ 130,002
        --------                    --------                    --------

             -                        65,002                     130,002
             -                            -                       72,453
             -                        69,559                      69,559
        --------                    --------                    --------
         £   0                     £ 134,561                   £ 272,014
        ========                    ========                    ========

         $   -                      $ 97,001                    $194,017
             -                            -                      108,139
             -                       103,828                     103,828
        --------                    --------                    --------

         $   0                      $200,829                    $405,984
        ========                    ========                    ========

             -                       134,561                     272,014
             -                            -                           -
             -                       145,987                     145,987

            $0                      $280,548                    $418,001
        ========                    ========                    ========

            $-                      $192,422                    $388,980
             -                            -                           -
             -                       208,761                     208,761
        --------                    --------                    --------
            $0                      $401,184                    $597,741
        ========                    ========                    ========

                                      F-5

                          Xfone, Inc. and Subsidiary

                            STATEMENTS OF CASH FLOWS

                                       Nine Months             Three Months                          Year
                                          Ended                    Ended                             Ended
                                         Sept 30                  Sept 30                         December 31
                                     2001        2000         2001        2000            2000        1999        1998
                                   --------    --------     --------    --------        --------    --------    --------
                                 (Unaudited)              (Unaudited)

Net income (loss)                 £145,987     £43,649      £49,769     £19,135         £69,559     £39,159     -£1,282

Adjustments to reconcile
 net cash provided by
 operating activities               16,626     -36,139       61,552      47,405            -716     -17,603      17,202
                                  --------    --------     --------    --------        --------    --------    --------
Net cash provided by
 operating activities              162,613       7,510      111,321      66,540          68,843      21,556      15,920
                                  --------    --------     --------    --------        --------    --------    --------
Cash flow from investing
  activities

Purchase of equipment              -96,127     -24,949       -7,035     -12,328         -60,339     -38,890     -36,637

Sale of equipment                       -           -            -           -               -           -          -
                                  --------    --------     --------    --------        --------    --------    --------
Net cash (used in)
  provided by investing
  activities                       -96,127     -24,949       -7,035     -12,328         -60,338     -38,890     -36,637
                                  --------    --------     --------    --------        --------    --------    --------
Cash flow from financing
  activities

Repayment of long term debt        -13,700           0        -5090           0              -       -4,075      -9,094
Proceeds from issuance of
  long term debt                    30,000       4,225                     6647          27,918      30,000          -

Proceeds from issuance of
  common stock                                  58,908                                   72,453          -       64,000
                                  --------    --------     --------    --------        --------    --------    --------
Net cash (used in) provided
  by financing activities           16,300      63,133       (5,090)      6,647         100,371      25,925      54,906
                                  --------    --------     --------    --------        --------    --------    --------
Net (decrease)/increase
  in cash                           82,786      45,694       99,196      60,859         108,875       8,591      34,189
Cash, beginning of year            196,445      87,570      180,035      72,405          87,570      78,979      44,790
                                  --------    --------     --------    --------        --------    --------    --------
Cash, at end of year / quarter     279,231     133,264      279,231     133,264         196,445      87,570      78,979
                                  ========    ========     ========    ========        ========    ========    ========

Supplement disclosures of
  cash flow information:

Net cash paid during the year for:
Income taxes                          £ -         £ -          £ -         £ -             £ -         £ -         £ -

Interest                              £ -      £1,533          £ -        £458          £2,171      £1,649      £1,330

                                  ========    ========     ========    ========        ========    ========    ========

       -Continued-

                                                                          Year
            Nine Months Ended            Three Months Ended               Ended
                 Sep-30                        Sep-30                 December 31,
          2,001           2,000          2,001         2,000       2000         1999
         --------        --------      --------      --------    --------     --------
       (Unaudited)                   (Unaudited)

                       Convenience translation into U.S. $

         $208,761        $62,418        $71,170      $27,363       $103,828       $58,446
       -----------    -----------   -----------   ----------     -----------   -----------
           23,776        -51,679         88,019       67,789         -1,071       -42,691
       -----------    -----------   -----------   ----------     -----------   -----------
          232,537         10,739        159,189       95,152        102,757        15,755
       -----------    -----------   -----------   ----------     -----------   -----------
         -137,462        -35,677        -10,060      -17,629        -90,068       -58,045

                                                                    -16,418
       -----------    -----------   -----------   ----------     -----------   -----------
         -137,462        -35,677        -10,060      -17,629        -90,068       -41,627
       -----------    -----------   -----------   ----------     -----------   -----------

                                                                         -         -6,082
          -19,591             -          -7,279           -          41,669        44,776
           42,900          6,042             -         9,505        108,142           -

                          84,238
       -----------    -----------   -----------   ----------     -----------   -----------
           23,309         90,280         -7,279        9,505        149,811        38,694
       -----------    -----------   -----------   ----------     -----------   -----------

          118,385         65,342        141,850       87,028        162,500        12,822
          280,916        125,225        257,450      103,539        130,701       117,879
       -----------    -----------   -----------   ----------     -----------   -----------
         $399,300      $190,568        $399,300     $190,568       $293,201      $130,701
       ===========    ===========   ===========   ==========     ===========   ===========

           $ -              $ -            $ -         $ -            $ -           $ -
       ===========    ===========   ===========   ==========     ===========   ===========
           $ -            $2,192           $ -          $722         $2,167        $2,330
       ===========    ===========   ===========   ==========     ===========   ===========

                                       F-6

                           Xfone, Inc. and Subsidiary
                           --------------------------

                         STATEMENT OF CASH FLOWS (Cont.)
                         -------------------------------

(1) Adjustments to reconcile net income (loss) to net cash provided by operating activities:

                                               Nine Months           Three Months                  Year
                                                 Ended                  Ended                      Ended
                                                 Sept 30               Sept 30                  December 31
                                             2001       2000       2001       2000       2000       1999       1998
                                           --------   --------   --------   --------   --------   --------   --------
                                         (Unaudited)              (Unaudited)

Depreciation                                £27,066    £21,402    £10,398     £8,678    £29,024    £29,732    £28,783
                                           --------   --------   --------   --------   --------  ---------   --------
Changes in assets and liabilities:

Decrease (increase) in Stock                -16,176        -        2,850        -          -          -          -

Decrease (increase) in trade receivables   -380,133   -193,988   -116,394    -72,926   -164,079    -39,762     48,164

Decrease (increase) in other receivables    -57,862   -182,745    -21,611    -13,203   -116,093       -478     13,091

(Decrease) increase in shareholder loans    -55,159     74,620    -19,628      7,872    -77,932    -63,268      5,444

(Decrease) increase in trade payables       421,016    188,895    203,342     76,498    275,860     26,441    -87,794

(Decrease) increase in other payables        77,875     55,677      2,595     40,486     52,504     29,732      9,514
                                           --------   --------   --------   --------   --------  ---------   --------

Total adjustments                           -10,439    -57,541     51,154     38,727    -29,740    -47,335    -11,581
                                           --------   --------   --------   --------   --------  ---------   --------

                                            £16,627   -£36,139    £61,552    £47,405      -£716   -£17,603    £17,202
                                           ========   ========   ========   ========   ========  =========   ========

-Continued-

                                                                           Year
            Six Months Ended             Three Months Ended                Ended
               Sep-30                         Sep-30                    December 31,
        2,001            2,000          2,001        2,000           2000         1999
      --------          --------      --------      --------       --------     --------
     (Unaudited)                     (Unaudited)

                       Convenience translation into U.S. $

         $38,704         $30,605        $14,869        $12,410      $ 43,316       $ 37,369
      ----------      ----------     ----------     ----------    ----------      ---------

         -23,132              -           4,076            -

        -543,590        -277,403       -166,443       -104,284      -244,894        -59,346

         -82,743        -261,325        -30,904        -18,880      -173,273           -714

         -78,877         106,707        -28,068         11,257      -116,317       -103,840

         602,053         270,120        290,779        109,392       411,732         39,464

         111,361          79,618          3,711         57,895        78,365         44,376
      ----------      ----------     ----------     ----------    ----------      ---------

         -14,928         -82,284         73,150         55,380       -44,387        -80,060
      ----------      ----------     ----------     ----------    ----------      ---------

         $23,776        -$51,679        $88,019        $67,789       -£1,071       -£42,691
      ==========      ==========     ==========     ==========    ==========      =========

                                       F-7

Xfone, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -    Organization and Nature of Business

A. Xfone, Inc. ("Xfone") was incorporated in Nevada, U.S.A. in September, 2000 and is a provider of long distance voice and data telecommunications services, primarily in the United Kingdom. The financial statements consolidate the operations of Xfone and Swiftnet, Limited. ("Swiftnet") (the
   "Predecessor"), its wholly owned U.K. subsidiary, (collectively the
   "Company") from January 1, 2000 through September 30, 2001 (see Note 3).

B. The financial statements of the Company have been prepared in Sterling
   ("£") since the currency of the prime economic environment in which the operations of the Company are conducted in the UK. Transactions and balances denominated in Sterling are presented at their original amounts. Transactions and balances in other currencies are translated into Sterling in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52 of the U.S.
   Financial Accounting Standards Board ("FASB"). Accordingly, items have been translated as follows: Monetary items - at the exchange rate effective at the balance sheet date. Non-monetary items - at historical exchange rates.
   Revenues and expense items - at the exchange rates in effect at the date of recognition of those items (excluding depreciation and other items deriving from non-monetary items). Exchange gains and losses from the aforementioned translation are included in financing expenses, net.

C. The financial statements as of 30 September 2001 and 31 December 2000 have been translated into U.S. dollars using the rate of exchange of the U.S.
   dollar at 30 Sep 2001. The translation was made solely for the convenience of the readers. It should be noted that the £ figures do not necessarily represent the current cost amounts of the various elements presented and that the translated U.S. dollars figures should not be construed as a representation that the £ currency amounts actually represent, or could be converted into, U.S. dollars. The representative rate of exchange of the
   £ at 30 September 2001 was U.S. $1 = £0.699 & 31 December 2000 was
   U.S. $1 = £0.670 (1999 - £0.615, 1998 - £0.598).

                                       F-8

Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 2 -    Pooling of Interests

On October 4, 2000 Xfone acquired Swiftnet Ltd. ("Swiftnet") in a business combination accounted for as a pooling of interests. Swiftnet, which engages in the telecommunications industry, became a wholly owned subsidiary of Xfone through the exchange of 2,400,000 shares of the company's common stock for all of the outstanding stock of Swiftnet. From September 7, 2000, date of formation, through October 4, 2000, date of combination, the Company had minimal operating activity. The accompanying financial statements for 2000 are based on the assumption that the companies were combined for the full year and financial statements of prior years have been restated to give effect to the combination.

Summarized results of operations of the separate companies for the period from
January 1, 2000 through September 30, 2000 and for the year ended December 31,
2000 are as follows:

                                                          Year Ended
                 January 1, - September 30, 2000      December 31, 2000

                    Xfone          Swiftnet         Xfone         Swiftnet
                   --------       ----------       --------       ---------
   Net sales           0           972,016             0          1,354,746
                   ========       =========        ========       =========
   Net income          0            43,649             0             69,559
                   ========       =========        ========       =========

                                       F-9

Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 3 -    Significant Accounting Policies

The financial statements are prepared in accordance with generally accepted accounting principles in the United States. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are as follows:

A. Principles of Consolidation and Basis of Financial Statement Presentation -
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP)
and include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

B. Allowance for Doubtful Accounts

The allowance is determined based upon management's evaluation of receivables doubtful of collection on a specific basis. Such allowances for doubtful accounts are as follows:

       September 30, 2001                76,128 (Includes £45,000 non Specific)
       December 31, 2000                 31,128
       December 31, 1999 (Predecessor)   52,497

C. Equipment

Equipment is stated at cost. Depreciation is calculated by the declining balance method over the estimated useful lives of the assets. Annual rates of depreciation are as follows:

Switching equipment                10%  straight line
Machinery and equipment            25%  reducing balance
Office furniture and equipment     25%  reducing balance
Motor vehicles                     25%  reducing balance

D. Revenue Recognition

The Company's source of revenues results from charges to customers for the call minutes they use while on the Company's telecommunications system. Such revenues are recognized at the time this service is rendered.

                                      F-10

Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 3 -    Significant Accounting Policies (Cont.)

E. Revenue Recognition (cont.)

Management believes that the Company's revenue recognition policies are in accordance with the Securities and Exchange Commission Staff Accounting Bulletin
No. 101, "Revenue Recognition in Financial Statements" (SAB 101).

F. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

G. Earnings Per Share

Earnings per share are calculated and reported in accordance with Statement of
Financial Accounting StandardsNo. 128, Earnings Per Share ("EPS") ("SFAS 128").
Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

                                      F-11

Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 4 -    Prepayments and Other Receivables

                        Sept 30             December 31,            Sept 30              December 31,
                         2001           2000           1999          2001            2000           1999
                        -------        -------        --------    -----------     -----------    -----------
                      (Unaudited)                 (Predecessor)  (Unaudited)                   (Predecessor)

                                                                       Convinient Conversion in US$

Professional fees (1)   £180,823       £118,803           £ -        $258,577       $177,316          $ -
Other receivables          9,125         32,047          9,197         13,049         47,828        13,727
Others                    41,722         22,958         15,078         59,662         34,264        22,504
                      ----------     ----------       --------    -----------    -----------     ---------
                        £231,670       £173,808        £24,275       $331,288       $259,408       $36,231
                      ==========     ==========       ========    ===========    ===========     =========

(1) The Company classifies prepaid expenses, expenditures for services not yet provided to the company. The professional fees relate to the preparation of the registration statement and the planed private placement.

Note 5 -    Loan to Shareholder

The Company has a non-interest bearing demand loan to a shareholder and such shareholder has issued a promissory note for £136,779 payable in ten equal installments of £13,678 beginning January 1, 2002, and ending on January 1,
2011. The note is non-interest bearing.

                                      F-12

Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                                        Sept 30     December 31,  December 31,    Sept 30     December 31, December 31,
                                          2001         2000          1999           2001         2000        1999
                                      (Unaudited)                               (Unaudited)

Note 6      Fixed Assets                                                        Convenience translation into U.S. $

Cost
Machinery and equipment                £313,230       £217,737      £191,843       $447,919      $324,980     $286,333
Motor vehicles                           35,000         35,000        35,000         50,050        52,239       52,239
Office furniture and equipment           46,234         45,600        44,595         66,115        66,559       68,060
                                     ----------     ----------    ----------     ----------    ----------    ---------

                                       £394,464       £298,337      £271,438       £564,084      £443,778     £406,632
                                     ==========     ==========    ==========     ==========    ==========    =========
Accumulated Depreciation
Machinery and equipment                £177,891       £155,599      £134,886       $254,384     $232,238      $201,322

Motor vehicles                           19,003         15,313         8,750         27,174        22,855       13,060

Office furniture and equipment           41,437         40,353        38,605         59,255        60,228       57,619
                                     ----------     ----------    ----------     ----------    ----------

                                       £238,331       £211,265      £182,241       $340,813      $315,321     $272,001
                                     ==========     ==========    ==========     ==========    ==========    =========

Note 7      Other Liabilities and Accrued Expenses

Accrued professional fees                £5,970        £30,920        £6,806         $8,537       $46,149      $10,158
Corporate taxes                         £44,783         20,370         4,297         64,040        30,403        6,414
Payroll taxes                            12,738          4,134        15,924         18,215         6,170       23,767
Others                                  155,377         85,569        61,462        222,189       127,715       91,734
                                     ----------     ----------    ----------     ----------    ----------   ----------
                                       £218,868       £140,993       £88,489       $312,981      $210,437     $132,073
                                     ==========     ==========    ==========     ==========    ==========   ==========

                                      F-13

Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 8 -    Notes Payable

                                       Sept 30  December 31, December 31,  Sept 30    December 31,  December 31,
                                        2001       2000         1999         2001         2000          1999
                                     (Unaudited)                          (Unaudited)
                                                                             Convenience translation into U.S. $

Barclays Bank - maturity 2002,
  annual interest rate 5.83%             £7,606     £12,511         £-       $10,877     $18,673       $ -
First National Finance -
  maturity 2005, annual interest
  rate 7.16%                              9,333      10,000          -        13,346      14,925         -
Newcourt - maturity 2005, annual
  interest rate 7.16%                     7,664       9,584          -        10,960      14,304         -
Equipment-maturity 2005                  26,949
Vehicle - maturity 2002, with
  a balloon payment of
  £17,366 and monthly payment
  of £350.94                             20,173          -           -            -           -          -
                                       --------    --------    --------    ---------   ---------   ---------
                                         71,725      23,332      27,509      102,567      34,824      41,058
                                       --------    --------    --------    ---------   ---------   ---------

Less: current portion                   -36,793     -14,751      -4,528      -52,614     -22,016      -6,758
                                       --------    --------    --------    ---------   ---------   ---------
Notes payable - non current             £34,932     £40,676     £22,981      $49,953     $60,710     $34,300
                                       ========    ========    ========    =========   =========   =========

                                      F-14

Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 8 -    Notes Payable (cont.)

     B. Maturities of notes payable are as follows:

               Sep 30                                 Convenience
             (Unaudited)                          translation into U.S. $
             -----------
                 2001                    £5,212         $7,453
                 2002                    35,194         50,327
                 2003                    10,102         14,446
                 2004                    10,102         14,446
                 2005                    11,115         15,894
                                       --------       --------
                                        £71,725       $102,567
                                       ========       ========

Note 9-    Contingencies:

   A. The Company operates from leased premises in London.
      The current lease agreement expires on December 12, 2001, and was already renewed for additional 12 months. The minimum payment from
      October 1, 2001 to December 31, 2001 is £4,214 ($6,026).
      The minimum payment from January 1, 2002 to December 12, 2002 is
      £22,774 ($32,567).

   B. The Company is committed to a one months notice for the termination of
      Mr. Guy Nissenson employment agreement. The amount of one-month salary is
      £2,000 ($2,860).

   C. The Company has no contingent liabilities in connection with the preparation of its registration statement.

Note 10 -   Capital Structure

Cambeltown has the option from the Company and one of its directors to purchase
500,000 additional shares of Xfone for the amount of $200,000. This transaction can be executed either by Xfone issuing new shares, or by the director selling his private shares as long as he has an adequate amount of shares, as the director will decide. This option will expire on December 31, 2005.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

                                      F-15

Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 11 -   Earnings Per Share

                                                                           2000
                                                                      Weighted Average

                                                           Income         Shares          Per Share
                                                        (Numerator)    (Denominator)       Amounts

 Net Income                                               £69,559
 Basic EPS:
   Income available to common stockholders                £69,559       £2,880,000          £0.02
   Effect of dilutive securities                         (116,093)
     Options                                                   -            48,767            -

     Diluted EPS:
  Income available to common stockholders                 £69,559       £2,928,767          £0.02

                                                                      1999 (Pro Forma)
                                                                      Weighted Average

                                                           Income         Shares          Per Share
                                                        (Numerator)    (Denominator)       Amounts

  Net Income                                              £39,159
  Basic EPS:
   Income available to common stockholders                 39,159       £2,880,000          £0.01
     Options                                                   -            48,767            -
     Diluted EPS:
  Income available to common stockholders                 £39,159       £2,928,767          £0.01

                                                                       1998 (Proforma)
                                                                      Weighted Average

                                                          Income           Shares         Per Share
                                                        (Numerator)     (Denominator)      Amounts

  Net Income                                              (£1,282)
  Basic EPS:
   Income available to common stockholders                (£1,282)      £2,880,000            £0

    Effect to dilutive securities:
    Options                                                    -            48,767             -

   Diluted EPS:
   Income available to common stockholders                (£1,282)      £2,928,767            £0

                                      F-16

Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 12 -   Selected Statement of Operations Data

                                      Nine months ended      Three months ended                   Year Ended
                                          Sept 30,                Sept 30,                       December 31,
                                    2001           2000       2001        2000          2000         1999        1998
                                (Unaudited)               (Unaudited)

A. Marketing & Selling:
Distribution costs               £27,161         £19,055      £8,849      £8,306      £23,353      £19,329      £19,977
Salaries & benefits                    0           4,500           0         900        5,400        1,800            -
Advertising                        4,260             699       1,090           0        1,198        9,699        7,705
Commissions                       67,783          39,774      24,283      19,174       60,826       18,186       21,550
Others                            12,889          16,979       3,447       5,543       21,533       10,620       10,128
                                --------        --------    --------    --------     --------     --------     --------
                                £112,093         £81,007     £37,669     £33,923     £112,310      £59,634      £59,360
                                ========        ========    ========    ========     ========     ========     ========
B. General & Administrative:
Salaries & benefits              128,428          75,284      51,905      27,215      105,386       93,970       95,206
Rent & maintenance                37,058          30,490      13,107      12,709       41,469       29,968       34,497
Communications                    21,274          14,648       5,178       4,733       18,609       18,529       16,412
Professional fees                 25,446          13,064      13,216       2,652       21,217       13,315       10,672
Bad debts                         45,000           3,984      10,000       3,984       29,025       26,517       21,613
Depreciation                      27,066          21,402      10,398       8,678       14,972       29,732       28,783
Others                             9,210           4,147       4,563       2,901        5,740        1,145        6,665
                                --------        --------    --------    --------     --------     --------     --------
                                £293,482        £163,019    £108,367     £62,872     £236,418     £213,176     £213,848
                                ========        ========    ========    ========     ========     ========     ========

C. Financing Expenses
Bank interest & charges            5,172           9,229       1,977       4,624       15,556        4,419        2,665
Hire purchase interest             3,574           1,533       1,320         458        1,919        1,611        1,238
Foreign currency loss/(gain)           0               0         212           0       -5,658          508           -3
Other interest & charge            9,794               0       2,883           0          149            0            0
                                --------        --------    --------    --------           50           38           92
                                 £18,540         £10,762      £6,392      £5,082      £12,016       £6,576       £3,992
                                ========        ========    ========    ========     ========     ========     ========

          -Continued-

        Nine months ended                             Year Ended
            Sept30,                                  December 31,
              2001                           2000                    1999
          (Unaudited)
           --------                       ---------               ---------
                       Convenience translation into U.S. $

            $38,840                         $34,856                 $28,849
                 -                            8,058                   2,687
              6,092                           1,789                  14,476
             96,930                          90,785                  27,143
             18,431                          32,139                  15,851
           --------                       ---------               ---------
           $160,293                        $167,627                 $89,006
           ========                       =========               =========

           $183,652                        $157,291                $140,254
             52,993                          61,896                  44,728
             30,422                          27,775                  27,655
             36,388                          31,667                  19,873
             64,350                          22,346                  39,578
             38,704                          43,321                  44,376
             13,170                           8,558                   1,709
           --------                       ---------               ---------
           $419,679                        $352,854                $318,173
           ========                       =========               =========

              7,396                          22,245
              5,111                           2,744
                  0                          -8,091
             14,005                             213
               -                                 72
           --------                       ---------
            $26,512                         $17,183
           ========                       =========

                                      F-17

Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 12 -   Selected Statement of Operations Data (cont.)

                                                                                       Three months
                              Three months ended   Three months ended     Year Ended      ended         Year Ended
                                    June 30,           March 30,         December 31,    June 30,       December 31,
                               2001        2000     2001      2000       2000     1999     2001        2000     1999
                           (Unaudited)          (Unaudited)                             (Unaudited)
                                                                                           Convenience translation
                                                                                                into U.S. $

C. Financing Expenses, Net:
Bank interest & charges         £1,926    £2,330    £1,269    £2,275   £15,556   £4,419    $2,754   $23,218    $6,596
Hire purchase interest           1,579       505       675       570     1,919    1,611     2,258     2,864     2,404
Foreign currency exchange         -212                  -         -     -5,658      508      -303    -8,445       758
Other interest and charges       2,037               4,874        -        149       -      2,913       222        -
Interest on overdue tax                                 -         -         50       38        -         75        57
                              --------  --------  --------  --------  -------- --------  --------  --------  --------

                                £5,330    £2,835    £6,818    £2,845   £12,016   £6,576    $7,622   $17,934    $9,815
                              ========  ========  ========  ========  ======== ========  ========  ========  ========

Note 13     Related Party Transactions

Payments to Campbeltown Business Ltd:

January 1, 2001 - Sep 30, 2001:       £40,500           ($57,915)
Payments include fees for consulting services relating to marketing and finance and reimbursement of £1,000 ($1,430) for expenses.

Loan to Mr. Keinan:

During the nine months ended Sep 30, 2001 the company made a £55,159 ($78,877)
loan to Mr. Keinan.

The total balance due from Mr. Keinan as of Sep 30, 2001 is £271,292 ($387,948), of which £216,135 ($309,073) in noncurrent.

                                                                                               Nine months
                           Nine months ended     Three months ended          Year Ended           ended     Year Ended
                                 Sep-30                Sep 30               December 31,         Sept 30,     Dec-31
                            2001       2000       2001        2000     2000     1999     1998     2001         2000
                        (Unaudited)           (Unaudited)                                      (Unaudited)
                                                                                               Convenience translation
                                                                                                      into US $

Shareholders' salaries    £32,500    £15,250    £13,500     £6,750   £23,000  £15,045  £15,000   $46,475     $34,328

Shareholders' pensions     £2,700     £2,700     £1,500       £900    £3,300   £2,100      £-     $3,861      $4,925

                                      F-18

Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 14 -   Financial Commitments

The Company has annual rent commitments under a non-cancelable operating lease of £22,774 ($32,567), which terminates in December 2002.

                                      F-19

CHANGES IN AND DISAGREEEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

     None.

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Nevada Revised Statutes Section 78.7502, 78.751, and our bylaws provide us with the power to indemnify any of our directors, officers, employees or agents.
The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests.
     Our by-laws provide that:

     Our directors shall be entitled to rely on information, opinions reports or statements, including financial statements and other financial data, prepared or presented by:
     (a)  One or more of our officers, directors or employees whom a director reasonably believes to be reliable and competent in the matters presented,
     (b)  Counsel, public accountants or other persons as to matters which a director reasonably believes to be within such person's professional or expert competence or
     (c)  A committee of our board of directors upon which he does not serve, duly designated in accordance with a provision of the articles of incorporation or the by-laws, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*)
represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will pay no offering expenses.

         ITEM                                    EXPENSE
         SEC Registration Fee                    $399.68
         Legal Fees and Expenses                 $67,500
         Accounting Fees and Expenses            $40,000
         Miscellaneous*                          $20,000
         ===============================================
         Total*                              $127,899.68

* Estimated Figure

                                       51

RECENT SALES OF UNREGISTERED SECURITIES

On September 1, 2000, we issued 1,730,000 shares of our common stock to our founder and director, Abraham Keinan, for services rendered in our corporate formation.

On September 1, 2000, we issued 270,000 shares of our common stock to
Campbeltown Business Ltd, for services rendered in our corporate formation.
Campbeltown Business Ltd. is owned by our president, Guy Nissenson and his family.

On October 20, 2000, we issued 100,000 shares of our common stock to Zeneca
Commercial S.A., on behalf of Mr. Nissim Levy, for giving our subsidiary,
Swiftnet, a bank guaranty for the amount of $200,000.

On October 20, 2000, we issued 252,800 shares of our common stock to 116 non-
U.S. Companies and non-U.S. persons for non cash consideration. Our legitimate business purpose for issuing these shares was to: (a) gain recognition of our business operations; (b) establish a stock holder base for our common stock; (c)
assist us in our future plan to secure qualification for quotation on the Over the Counter Bulletin Board; and (d) to motivate our employees.

On October 20, 2000, we issued 25,000 shares to agents of Swiftnet for the purpose of future incentive plan for our agents.

On July 25, 2001, we issued 117,200 shares to the `management fund' of our subsidiary Swiftnet for future incentive of the management team implementing the expanding plan of the company.

On September 20, 2000, we issued an aggregate of 2,400,000 shares of our common stock to Abraham Keinan, Vision Consultants Ltd., and Campbeltown Business Ltd.
to acquire our subsidiary, Swiftnet. Ltd.

We relied upon Section 4(2) and Regulation S of the Securities Act of 1933, as
amended for the above issuances. None of these issuance involved underwriters, underwriting discounts or commissions or any public offer in the United States.
We placed restrictive legends on all certificates issued. We believed that
Regulation S and Section 4(2) were available because:
     o    We are an operational company with revenues and not a blank check company;
     o    Sales were not made by general solicitation or advertising;
     o    Sales were made only to accredited investors or investors who represented that they were sophisticated enough to evaluate the risks of the investment;
     o    No offers or sales were made to persons in the United States; and
     o    No direct selling efforts were made in the United States.

On July 25, 2001, we issued 105,000 shares of our common stock to the Law Firm of Hamilton, Lehrer & Dargan, P.A. for legal services rendered to us. We relied upon the exemption from registration provided by Section 4(2) and Rule 506 of
Regulation D of the Act, as amended. We believed this exemption is available because the issuance to Hamilton, Lehrer & Dargan, P.A. was an isolated transaction which did not involve a public offering.

                                       52

EXHIBITS

2.       Agreement and plan or reorganization between Xfone, Inc. and Swiftnet
         Ltd. Dated September 20, 2000*
3.1      Articles of Incorporation of Xfone, Inc.*
3.2      Bylaws of Xfone, Inc.*
3.3      Articles of Incorporation of Swiftnet Ltd.*
3.4      Bylaws of Swiftnet Ltd.*
4.       Specimen Stock Certificate*
5.       Opinion of Hamilton, Lehrer & Dargan, P.A.*
10.1     Agreement between Swiftnet Ltd. And Guy Nissenson dated May 11, 2000*
10.2     Employment Agreement with Bosmat Houston dated January 1, 2000*
10.3     Loan Agreement with Swiftnet Ltd., Guy Nissenson, and Nissim Levy Dated
         August 5, 2000*
10.4     Promissory Note executed between Xfone and Swiftnet Ltd. Dated
         September 29, 2000*
10.5     Stock Purchase Agreement between Swiftnet Ltd, Abraham Keinan, and
         Campbeltown Business, Ltd. Dated June 19, 2000*
10.6     Consulting Agreement between Swiftnet Ltd. and Campbeltown Business,
         Ltd. Dated May 5, 2000*
10.7     Agreement with Campbeltown Business Ltd. Dated July 30, 2001*
10.8     Contract with WorldCom International Ltd. Dated June 20, 1998*
10.9     Contract with VoiceNet Inc. Dated April 11, 2000*
10.10    Contract with InTouchUK.com Ltd. Dated April 25, 2000*
10.11    Letter of Understanding from Campbeltown Business Ltd. to Xfone, Inc.
         dated July 30, 2001**
10.12    Agreement between Adar International, Inc./Mr. Sidney J. Golub and
         Swiftnet dated April 6, 2000**
10.13    Lease Agreement between Elmtree Investments, Ltd. and Swiftnet, Ltd.
         dated December 4, 1991**
10.14    Lease Agreement between Postwick Property Holdings Limited and
         Swiftnet, Ltd. dated October 8, 2001.**
21.      List of Subsidiaries*
23.      Consent of Chaifetz & Schreiber, P.C.***
24.      Consent of Hamilton, Lehrer & Dargan, P.A. included in Exhibit 5*

*  Denotes previously filed exhibits: filed on August 10, 2001 with Xfone,
         Inc.'s SB-2 registration statement, file # 333-67232.
** Denotes previously filed exhibits: filed on October 16, 2001 with Xfone,
         Inc.'s SB-2/Amendment 1 registration statement, file # 333-67232.
***Denotes previously filed exhibit: filed on November 28, 2001 with Xfone,
         Inc.'s SB-2/Amendment 2 registration statement, file # 333-67232.

                                       53

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.   To file, during any period a post-effective amendment to this registration statement to:
     a.   Include any prospectus required by Section 10(a)(3) of the Securities
          Act of 1933;
     b.   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
     c.   Include any additional or changed material information on the plan of distribution.

2.   That,for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.   Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

4.   In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                       54

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on December 28, 2001.

Xfone, INC.

------------------------------- ------------- ------- ----------------- ----------------------
Title                            Name                  Date              Signature
------------------------------- --------------------- ----------------- ----------------------
Chairman of the Board            Abraham Keinan        12/28/2001        /s/ Abraham Keinan
------------------------------- --------------------- ----------------- ----------------------
Principal Executive Officer      Abraham Keinan        12/28/2001        /s/ Abraham Keinan
------------------------------- --------------------- ----------------- ----------------------
Principal Accounting Officer     Abraham Keinan        12/28/2001        /s/ Abraham Keinan
------------------------------- --------------------- ----------------- ----------------------
Principal Financial Officer      Abraham Keinan        12/28/2001        /s/ Abraham Keinan
------------------------------- --------------------- ----------------- ----------------------

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

----------------------- ------------------------ -------------------------------- ------------
Name                     SIGNATURE                TITLE                            DATE
----------------------- ------------------------ -------------------------------- ------------
Abraham Keinan           /s/ Abraham Keinan       Chairman of the Board,
                                                    Principal Executive Officer,
                                                    Principal Financial Officer,
                                                    Principal Accounting Officer,
                                                    and Director                   12/28/2001
----------------------- ------------------------ -------------------------------- ------------
Guy Nissenson            /s/ Guy Nissenson        President, Principal Officer,
                                                    and Director                   12/28/2001
----------------------- ------------------------ -------------------------------- ------------

                                       55